Registration No. 333-183360

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 5)

Spiral Energy Tech., Inc.
(formerly Solid Solar Energy, Inc.)
(Exact Name of Registrant as specified in its charter)

Nevada	3600	27-2181718
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Spiral Energy Tech., Inc.
5510 Merrick Road, Massapequa, NY 11758
Tel: (516) 659-7558
Facsimile: (516) 783-2642

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ezra Green
Chief Executive Officer
Spiral Energy Tech., Inc.
5510 Merrick Road, Massapequa, NY 11758
Tel: (516) 659-7558
Facsimile: (516) 783-2642

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):
Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2015

PRELIMINARY PROSPECTUS

3,365,670 Shares

SPIRAL ENERGY TECH., INC.

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 3,365,670 shares of our common stock.  All of these shares of our common stock are being offered for resale by the selling stockholders.

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTCQB for anticipated aggregate net proceeds of approximately $336,567, and thereafter at prevailing market prices or privately negotiated prices. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We will bear all costs relating to the registration of these shares of our common stock.

Our common stock is not currently listed for trading on any exchange or market.  It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus.  There can be no assurances that our common stock will be approved for trading on the OTCQB or any other trading exchange.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933 and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors” and “Prospectus Summary—Emerging Growth Company Status.”

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2015

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context provides otherwise, the terms “the Company,” “Spiral,” “we,” “us,” and “our” refer to Spiral Energy Tech., Inc.

Overview, Corporate History and Recent Events

Spiral Energy Tech., Inc. is a development stage company incorporated in the state of Nevada on January 18, 2008. On July 30, 2012, we  filed amended and restated articles of incorporation in order to, among other things, change our authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock, change the par value of our common and preferred stock to $0.0001 per share from $0.001 per share, allow for the indemnification of our directors, officers, employees or agents to the fullest extent permitted by the Nevada Revised Statutes, eliminate the individual liability of our directors and officers to the fullest extent permitted by the Nevada Revised Statutes and provide for our board of directors to issue series and classes of preferred stock with different features. On May 16, 2013, Spiral filed a certificate of amendment to its amended and restated articles of incorporation to change its name to “Spiral Energy Tech., Inc.” from Solid Solar Energy, Inc.

On October 1, 2014, Spiral entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Fuse Science, Inc., a Nevada corporation (“Fuse”) and Spiral Acquisition Sub, Inc., Fuse’s newly formed, wholly-owned Nevada subsidiary (“Acquisition Sub”). Upon the closing of the transactions contemplated by the Merger Agreement (the “Merger”), Acquisition Sub merged with and into Spiral, and Spiral, as the surviving entity, became a 51% majority-owned subsidiary of Fuse. As a result of the Merger, among other effects, at the effective time of the Merger, (i) 51% of Spiral’s shares of common stock issued and outstanding immediately prior to the effective time (calculated on a pro rata basis among the shareholders of Spiral immediately prior to the effective time of the Merger) were automatically cancelled and retired and ceased to exist and certificates previously evidencing any such shares thereafter represented the right to receive an aggregate of 150,000,000 newly issued shares of common stock, par value $0.001 per share, of Fuse, or, at the election of any holder of Spiral common stock who, as a result of receiving shares of Fuse common stock in connection with the Merger would hold in excess of 5% of the issued and outstanding shares of Fuse common stock, shares of Series C Convertible Preferred Stock, par value $0.001 per share, of Fuse; (ii) 49% of the Spiral shares issued and outstanding immediately prior to the effective time (calculated on a pro rata basis among the shareholders of Spiral immediately prior to the effective time of the Merger) remained outstanding and (iii) the shares of common stock of Merger Sub, par value $0.0001 per share, held by Fuse immediately prior to the effective time of the Merger, by virtue of the Merger and without any action on the part of Fuse, were converted into the right to receive an aggregate of 7,723,892 shares of Spiral, which at the time of the Merger and on the date hereof represent 51% of Spiral’s issued and outstanding common stock.  Also at the effective time of the Merger, Mohit Bhansali resigned from Spiral’s board of directors and as its President and Secretary and cancelled 97,988,153 shares of common stock of Spiral for consideration of a payment of $30,000 and a restricted stock grant equal to 10,000 shares of Fuse’s common stock under Fuse’s 2014 Equity Incentive Plan.

Upon the closing of the Merger, each of Fuse’s officers resigned (with the exception of former Chief Executive Officer Brian Tuffin, who continued to serve as Fuse’s Principal Executive, Financial and Accounting Officer through the filing of Fuse’s Annual Report with the Securities and Exchange Commission (“SEC”) on January 16, 2015) and Mr. Ezra Green was appointed as Fuse’s Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. On October 27, 2014 each of Fuse’s directors resigned and Mr. Green and Gelvin Stevenson, Spiral’s other board member, were appointed as directors of Fuse.  Mr. Green is the Chief Executive Officer and SEC Treasurer of Spiral and Messrs. Green and Stevenson are the directors of Spiral.

The Company is currently focused on two business initiatives: developing and commercializing the Company’s SkyPorts drone support technology, and developing and commercializing the Company’s XTRAX® remote monitoring system, each as described further below.

SkyPorts Drone Support Technology

The Company’s primary focus is developing technology and commercializing its proprietary SkyPorts drone support technology and Energy Demand Network, or “EDEN”. This technology enables the long distance flight required for drone-based commerce without the need for drones to return “home” every 15 minutes to recharge. The technology allows a drone operator to travel many miles outside of its “home range” allowing for a flight path of numerous miles limited only by our EDEN network of SkyPorts. This network is initially being developed for use in several states with proposed future plans for nationwide deployment.

Conventional long distance flight planning requires combustion engines with fuel bladders or tanks that would allow drones to cover large distances. However, it is expected that government regulatory agencies will not be permitting their mass deployment due to the nature of their volatile design. The Company has designed and is currently developing the modular SkyPorts allowing for the recharging of electrical powered drones for long distant flight and commercial applications. Home deliveries and business-to-business applications will be able to thrive regionally with national capabilities, assuming we complete development of the SkyPorts and the Federal Aviation Agency (“FAA”) and other possible regulators approve commercial drone usage.

Because this technology is in the early stages of development, there can be no assurances the Company will successfully develop a working prototype or succeed in mass-producing the technology at a cost that is not prohibitively expensive, or that the technology, once-developed, will be successfully commercialized or gain widespread traction with consumers.

XTRAX® Remote Monitoring System

The Company’s secondary business focus is on developing and commercializing the XTRAX® remote monitoring system. XTRAX® is designed to measure the production of solar and other renewable energy systems and for transmission of the data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite) separately, or in conjunction with solar system installations. Prior to April 25, 2013, the Company was focused on exploring and developing potential technology for application of holographic technology to solar energy systems, but abandoned that objective after the Company’s planned holography expert retired.  On April 25, 2013, the Company purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and Ragonap Enterprises, Inc. (“Ragonap”), one of Carbon 612 Corporation’s creditors, for an aggregate of 1,652,430 shares of common stock and a royalty to Ragonap equal to 10% of the profit generated from the licensing, commercialization, exploitation, use, practice, and/or sale of the purchased patents.

On May 13, 2013, pursuant to a patent purchase agreement, the Company sold its patents to Endeavor IP, Inc. (“Endeavor”), as well as all right, title and interest in all related causes of actions and other enforcement rights under or on account of any of such acquired patents in consideration for (i) $100,000) (ii) 666,666 shares of Endeavor’s common stock and (ii) a royalty equal to 20% of the net revenues from any Enforcement Activities or Sales Transactions (as defined in the patent purchase agreement) related to the purchased patents pursuant to the terms of a proceeds interest agreement.  Additionally, Endeavor granted the Company a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell the products and services covered by the patents sold to Endeavor.  Of the 666,666 shares issued to the Company, 66,668 were immediately issued to Ragonap as its 10% royalty, leaving the Company with 599,998 shares.  On October 21, 2013, in order to generate additional working capital, the Company sold 299,994 shares to Paradox Capital Partners, LLC (“Paradox”), an affiliate of one of our founders, leaving the Company with 300,004 shares of common stock of Endeavor.  See “Certain Relationships and Related Transactions”.

 Other than license fees from its patents sold to Endeavor, Spiral does not presently generate revenue from either its Skyports drone technology or XTRAX® remote monitoring system, although it is actively developing these technologies and planning for their commercialization. Its operating capital is extremely limited and it must rely on financing from its 51% majority stockholder, Fuse, sales of its securities, license fees from Endeavor and sales of Endeavor securities (made in the open market and in privately negotiated transactions) for all of its working capital. Prior to the Merger, Spiral also relied on advances from its founders and others and generated capital to fund its operations by sale of restricted Endeavor securities for cash to one of its founders. Spiral’s auditor, in its report dated March 13, 2014, expressed substantial doubt about its ability to continue as a going concern.

The Offering

Common stock offered by selling stockholders
This prospectus relates to the sale by certain selling stockholders of 3,365,670 shares of our common stock sold to investors in private placement transactions in 2010, 2011 and 2012 that were exempt under the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”).  We received a total consideration of $10,133, from the sale of these shares.

Offering price	$0.10 per share until a market develops and thereafter at market prices or privately negotiated prices

Common stock outstanding before and after the offering (1)	15,144,885

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders

Market for the common stock	There is no market for our securities. Our common stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus. There can be no assurance that our common stock will be approved for trading on the OTCQB, or any other trading exchange.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in our common stock.

(1)	Represents the number of shares of our common stock outstanding as of January 26, 2015.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or “JOBS Act.” For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

●
provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

●
comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

●	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

●	provide certain disclosure regarding executive compensation required of larger public companies; or

●	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

●	when we have $1.0 billion or more in annual revenues;

●	when we have at least $700 million in market value of our common units held by non-affiliates;

●	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

●	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Business Address and Telephone Number

Our address is 5510 Merrick Rd., Massapequa, New York 11758 and our telephone number is: (516) 659-7558.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding future events and financial results, including our ability to complete development of our SkyPort drone support and XTRAX® technologies, future regulatory approvals, and liquidity.

The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the Risk Factors contained herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the Risk Factors and our other filings with the SEC. These uncertainties and other factors include, among other things:

●	unexpected technical and marketing difficulties inherent in major research and product development efforts;
●	the extensive regulatory requirements governing both our proposed SkyPort drone support technology business and our XTRAX® remote monitoring system technology;
●	unexpected changes in significant operating expenses, including components and raw materials;
●	changes in the anticipated supply, demand and/or prices for our products and services;
●	changes in the regulatory environment, including the current regulatory framework for commercial drone flight in the United States;
●	increased competition, including from firms that have substantially greater resources than we have;
●	availability of U.S. government funding for defense research and development programs which could fund development of competing technologies;
●	increased difficulties facing microcap companies similar to ours in raising capital and accessing credit; and
●	general economic and business conditions in the United States and elsewhere in the world.

       Set forth below in "Risk Factors" are additional significant uncertainties and other factors affecting forward-looking statements. The reader should understand that the uncertainties and other factors identified in this prospectus are not a comprehensive list of all the uncertainties and other factors that may affect forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements or the list of uncertainties and other factors that could affect those statements.

RISK FACTORS

Risks Relating to our Business

Because we are a development stage company, have only lost money, and may never be able to implement our business plan or achieve any revenues or profitability, potential investors have a high probability of losing their entire investment.

We were established on January 18, 2008 but have a limited operating history.  We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise.  We generated $639 of revenues and incurred $114,008 of operating expenses (before accounting for $88,216 gain on the sale of patents and $1,211 gain on the sale of Endeavor securities) and a net loss of $23,942 for the year ended December 31, 2013, and a net loss of $58,068 for the year ended December 31, 2012. From inception to December 31, 2013 we incurred a cumulative net loss of $82,411.  For the fiscal quarter ended September 30, 2014, we have net income of $213.

As a development stage company, investment in us involves a significant financial risk. It is uncertain as to when we will become profitable, if ever. There is nothing at this time on which to base an assumption that our business will prove to be successful or that we will ever be able to generate revenues or operate profitably.  The revenue and profitability of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

Our independent registered public accounting firm has issued an opinion on our financial statements with a “going concern” paragraph.

Our independent registered public accounting firm’s opinion on our financial statements has a “going concern” explanatory paragraph. Such opinion may make parties reluctant to extend trade credit to us and thereby make it more difficult for us to conduct our business. In addition, such an opinion from the independent registered public accounting firm may also make third parties reluctant to do business with us or to invest funds in our company, thereby raising difficulties for us in the conduct of our business.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold unit holder advisory votes on executive compensation.

We will likely require up to $1,500,000 in the next 12 months to fully implement our business plan and may be forced to curtail or cease operations if we are not able to obtain additional financing in the future.  We currently have no commitments to raise any funds.

We will require up to $1,500,000 in the next 12 months in order to implement our business plan.  Additional financing may take the form of equity or debt financings depending upon prevailing market conditions.  We currently have no commitments to raise any funds.  These financings may not be available or, if available, may be on terms that are not favorable to us and could result in dilution to our stockholders and reduction of the market value of our common stock. If we obtain debt financing, we may be required to pledge accounts receivables, inventories, equipment, patents or other assets as collateral, which would be subject to seizure by our creditors if we were to default under the debt agreements, we could be required to comply with financial and other covenants that could limit our flexibility in conducting our business and put us at a disadvantage compared to our competitors, and we would be required to use our available cash to pay debt service. Since the terms and availability of any financing depends to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. If adequate capital is not available to us, we would likely be required to significantly curtail or possibly even cease our operations.

We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or have a material adverse effect on our business and results of operations.

We currently rely on certain key individuals and the loss of one of these key individuals could have an adverse effect on the Company.

Our success depends to a significant degree upon Ezra Green, Chief Executive Officer. . Although Mr. Green entered into an employment agreement with Fuse, the loss of his services could have a material adverse effect on the success and development of our Company. Additionally, we do not anticipate having key man insurance in place on the life of Mr. Green in the foreseeable future.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

We anticipate acquiring a product liability insurance policy once we are ready to launch our XTRAX® and SkyPort products, but there can be no assurance that one will be available on reasonable terms. The successful assertion of product liability claims against us could result in material reputational and/or monetary damages and, if our insurance protection is inadequate, could require us to make significant payments. We do not presently maintain any product liability or other insurance.

The Company is dependent upon the successful development, commercial launch and acceptance of its products and the successful license of its technology.

The Company’s ultimate success will be dependent in large part upon its ability to timely complete development of and commercially launch its products and their acceptance by potential customers, as well as the ability to successfully license its technologies. There can be no assurance that the Company’s planned products will ever gain commercial acceptance, whether its technology will be successfully licensed, whether it will ever generate significant revenues or that it will ever be profitable.

The Company cannot guaranty that it can effectively market its planned products and technology.

A significant part of the Company’s success will depend on its marketing strategy. The Company’s marketing efforts have been limited to date. The Company is currently planning to begin test marketing consumer reaction on a small scale in the Northeast region of the United States to determine consumer reaction and marketability. There can be no assurance as to the success of any marketing strategy the Company may seek to implement. If the Company cannot effectively market its planned products and license its technology, its prospects will be harmed.

If we are unable to protect our patented technologies, our business could be harmed.

Our key asset is our intellectual property, including our patents pending. The cost to prosecute infringements of our intellectual property, or the cost to defend our product against patent infringement or other intellectual property litigation by others, could be substantial. We cannot assure you that:

•	Pending and future patent applications will result in issued patents;
•	Patents which are licensed by us will not be challenged by competitors;
•	The patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage; or
•	We will have the funds to defend and be successful in defending against future patent infringement claims asserted against our product.

In addition, changes in U.S. patent laws could prevent or limit us from filing patent applications or patent claims to protect our product and/or technologies or limit the exclusivity periods that are available to patent holders. In September 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law and included a number of significant changes to U.S. patent law, including the transition from a "first-to-invent" system to a "first-to-file" system and changes to the way issued patents are challenged. These changes may favor larger and more established companies that have more resources than we do to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office issued new Regulations effective March 16, 2013 to administer the Leahy-Smith Act. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend our issued patents. However, it is possible that in order to adequately protect our patents under the "first-to-file" system, the Company will have to allocate significant additional resources to the establishment and maintenance of a new patent application process designed to be more streamlined and competitive in the context of the new "first-to-file" system, which would divert valuable resources from other areas of our business since we are relying on our management to provide us with services.

In addition to pursuing patents on our technology, the Company has taken steps to protect its intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with  employees, consultants, corporate partners and, when needed,  advisors. Such agreements may not be enforceable or may not provide meaningful protection for trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps the Company has taken to prevent such disclosure are, or will be, adequate.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses and pay substantial damages.

Third parties may claim that our technologies infringe or violate their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our business. Even if we were to prevail, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, we may be prevented from providing some of our services unless we enter into royalty, license or other agreements. We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering some of our equipment and services.

Our trade secrets may be difficult to protect.

Our success depends upon the skills, knowledge and experience of our management, our consultants and advisors, as well as our licensors and contractors. Because we operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. When appropriate, we will enter, into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we will enter into assignment agreements to perfect our rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

We are subject to substantial government regulation, and the failure to comply with any regulatory requirements applicable to us could substantially harm our business.

Presently, operation of commercial drones is not lawful. The Company has not even begun to seek regulatory approvals that may be required for its drone support technology business. As a result, it is difficult to predict when the Company may obtain these approvals or how costly the process of obtaining them will be, and there can be no assurance that the Company will ever obtain them.

Before the Company can complete development and commercialization of its XTRAX® units, it needs to complete the product safety testing process, receive approval from the Federal Communications Commission, and obtain approval from cellular network carriers. While the Company believes it will ultimately obtain all necessary approvals, there can be no assurance as to when these approvals will be obtained. If the Company fails to obtain any of these approvals, if obtaining the approvals is a lengthier process than the Company expects, or if obtaining the approvals is costlier than the Company expects, the Company may be unable to execute its business plan with respect to XTRAX®, and its results of operations and financial results could suffer.

If there is not a change in the U.S. government’s current regulation of unmanned aircraft systems, the Company may be unable to successfully commercialize its SkyPort drone support technology.

The Company presently expects a substantial proportion of its future revenue to come from the sale and licensing of SkyPort technology to customers in connection with commercial drone-based home delivery of goods. However, at present, drones, or unmanned aircraft systems (“UAS”), cannot, as a practical matter, be used for commercial delivery in the United States. In November 2014, the National Transportation Safety Board ruled that drones are aircraft subject to existing aviation laws and the regulatory power of the FAA. While the FAA permits recreational use of UAS, they have virtually banned UAS for commercial usage. In 2012, the U.S. Congress mandated that the FAA develop rules that provide for the integration of small UAS into the national airspace system by September 30, 2015, and the FAA is in the process of drafting updated regulations specifically for small UAS operations. However, it is impossible to predict when these rules may be finalized, and what the final content of such rules will be. Until, and unless, the FAA issues rules permitting commercial use of UAS, there will be substantial uncertainty around the legality of commercial drone flight in the U.S., and as a result, a market for drone support technology may not successfully develop, which could have a substantial harmful effect on our business and results of operations. Furthermore, the commercial operation of UAS may be subject to state and local regulation.

Many innovators in the field of drone technology are more established and better financed than we are, and it is possible they may develop competing drone support technology, which could have a harmful effect on our business.

Because commercial drone technology is presently heavily regulated in the U.S. as described above, many drone manufacturers currently have contracts with the U.S. government and its military branches. It is possible that these manufacturers may develop drone support technology similar to ours for military purposes, and if and when commercial drone flight is approved, these companies may have a competitive advantage over our Company because they have more advanced technology and greater financial resources. In addition, very large and successful companies like Google Inc. and Amazon.com, Inc. have publicly discussed their ongoing drone technology development efforts. If such companies develop commercial drone support technology, they would also have a significant competitive advantage over our Company. Competition from these companies or from military contractors could have a substantial harmful effect on our business and results of operations.
Technological changes in the alternative energy industry could render our proprietary XTRAX® technology uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales.

Our failure to further refine our technology and develop new technology could cause our XTRAX® products to become uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales. The alternative energy industry is rapidly evolving and competitive. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. We may need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of monitoring technologies may be currently under development by other companies that could result in better product performance than those expected to be produced using our technology. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous than our monitoring system can offer. We are dependent upon the success of Endeavor to enforce the XTRAX® patents and identify and control potential infringers of the remote monitoring inventions while we establish our commercial activities.

Our XTRAX® business depends on the availability of rebates and tax credits; reduction, elimination or uncertainty of which would reduce the demand for our products and services.

Many states have offered incentives to offset the cost of renewable power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (“RECs”). Moreover, the federal government has offered a 30% tax credit for the installation of solar power systems.  Businesses may also elect to accelerate the depreciation on their system over five years. Uncertainty about the introduction of, reduction in or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in significant reductions in demand for our services, which would negatively impact our sales.  The availability, caps and eligibility for such tax incentives has been erratic and the success of the Company is heavily reliant upon the future access to incentives without which alternative energy systems, and monitoring of those systems, may not be a successful business.

The Company’s success will be dependent in part upon its ability to attract and retain qualified personnel and consultants.

The Company’s success will be dependent in part upon its ability to attract and retain qualified creative marketing, sales and product development teams. The inability to do so on commercial reasonable terms may harm the Company’s proposed business.

The market for our common stock is limited.

There is no market for our securities. Our common stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this Term Sheet. There can be no assurance that our common stock will be approved for trading on the OTCQB, or any other trading exchange.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Because our common stock is a penny stock, trading of our common stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our common stock.

Our common stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.”  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the penny stock rules promulgated by the SEC, FINRA (the Financial Industry Regulatory Authority) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include: control of the market for the security by one or a few broker-dealers that are often related to a promoter or issuer; manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; “boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Risks Relating to Our Organization

Our articles of incorporation authorize our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Your ability to influence corporate decisions may be limited because Fuse owns a controlling percentage of our common stock.

Fuse owns 51% of our outstanding common stock. As a result of this stock ownership, Fuse can control all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. Ezra Green, our sole officer and a director, Gelvin Stevenson, a director, and David Rector have shared voting and dispositive power over securities held by Fuse. In addition, as the interests of Fuse and our minority stockholders may not always be the same, this large concentration of voting power may lead to stockholder votes that are inconsistent with the best interests of our minority stockholders or the best interest of us as a whole.

We are subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability grow.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our financial resources.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current and interfere with the ability of investors to trade our securities and for our shares to be quoted on the OTCQB or to list on any national securities exchange.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.  We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We are required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a public company, we will need to implement additional financial and management controls, reporting systems and procedures and hire accounting, finance and legal staff.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. Please read “Prospectus Summary—Emerging Growth Company Status.”

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in 2012 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is currently no public or other market for our common stock, and we cannot guarantee that any such market will develop in the foreseeable future.  It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus.  There can be no assurances that our common stock will be approved for trading on the OTCQB, or any other trading exchange.  As of January 26, 2015, there were 15,144,885 shares of our common stock issued and outstanding.  Our shares are held by 22 shareholders of record.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All statements contained in this Prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the word “believe,” “anticipate,” “expect” and word of similar import.  These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected.  The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements.  Such risks and uncertainties include, without limitation: unexpected difficulties in the development of the Company’s technologies, established competitors who have substantially greater financial resources and operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Prospectus.  Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions.  The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus.  The Company's actual results could differ materially from those discussed here.

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our expenses.  This is because we have not generated an ongoing source of revenue sufficient to cover our operating cost and have limited operating history.  There is no assurance we will ever reach this point, and have not recognized any revenues since inception.  Accordingly, we must raise sufficient capital from sources.  Our only source for cash at this time is investments by others.  We must raise cash to stay in business.  In response to these problems, management intends to raise additional funds through public or private placement offerings.

Critical Accounting Policies. We prepare our financial statements in conformity with GAAP, which requires management to make certain estimates and apply judgments. We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions.  On a regular basis, we review our critical accounting policies and how they are applied in the preparation of our financial statements.

Use Of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-lived Assets.  Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented.

Overview

The Company was incorporated in the state of Nevada on January 18, 2008.  On May 16, 2013, the Company filed a certificate of amendment to its amended and restated articles of incorporation to change its name to “Spiral Energy Tech., Inc.” from Solid Solar Energy, Inc. It is a development stage company in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC 915, Development Stage Entities.   The Company was initially formed to provide residential users access to affordable renewable energy and to install and maintain solar energy panel systems on residential housing units at no cost to the end user.

On October 1, 2014, the Company entered into an Agreement and Plan of Reorganization with Fuse Science, Inc., a Nevada corporation and Spiral Acquisition Sub, Inc., Fuse’s newly formed, wholly-owned Nevada subsidiary. Upon the closing of the transactions contemplated by the Merger Agreement, Acquisition Sub merged with and into the Company, and the Company, as the surviving entity, became a 51% majority-owned subsidiary of Fuse. As a result of the Merger, among other effects, at the effective time of the Merger, (i) 51% of the Company’s shares of common stock issued and outstanding immediately prior to the effective time (calculated on a pro rata basis among the shareholders of the Company immediately prior to the effective time of the Merger) were automatically cancelled and retired and ceased to exist and certificates previously evidencing any such shares thereafter represented the right to receive an aggregate of 150,000,000 newly issued shares of common stock, par value $0.001 per share, of Fuse, or, at the election of any holder of Company common stock who, as a result of receiving shares of Fuse common stock in connection with the Merger would hold in excess of 5% of the issued and outstanding shares of Fuse common stock, shares of Series C Convertible Preferred Stock, par value $0.001 per share, of Fuse; (ii) 49% of the Company shares issued and outstanding immediately prior to the effective time (calculated on a pro rata basis among the shareholders of the Company immediately prior to the effective time of the Merger) remained outstanding and (iii) the shares of common stock of Merger Sub, par value $0.0001 per share, held by Fuse immediately prior to the effective time of the Merger, by virtue of the Merger and without any action on the part of Fuse, were converted into the right to receive an aggregate of 7,723,892 shares of common stock of the Company, which at the time of the Merger and on the date hereof represent 51% of the Company’s issued and outstanding common stock. Also at the effective time of the Merger, Mohit Bhansali resigned from the Company’s board of directors and as its President and Secretary and cancelled 97,988,153 shares of common stock of the Company for consideration of a payment of $30,000 and a restricted stock grant equal to 10,000 shares of Fuse’s common stock under Fuse’s 2014 Equity Incentive Plan.

Upon the closing of the Merger, each of Fuse’s officers resigned (with the exception of former Chief Executive Officer Brian Tuffin, who continued to serve as Fuse’s Principal Executive, Financial and Accounting Officer through the filing of Fuse’s Annual Report with the SEC on January 16, 2015) and Ezra Green was appointed as Fuse’s Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. On October 27, 2014 each of Fuse’s directors resigned and Ezra Green and Gelvin Stevenson, the Company’s other board member, were appointed as directors of Fuse.

The Company is currently focused on two business initiatives: developing and commercializing the Company’s SkyPorts drone support technology, and developing and commercializing the Company’s XTRAX® remote monitoring system, each as described further below.

SkyPorts Drone Support Technology

The Company’s primary focus is developing technology and commercializing its proprietary SkyPorts drone support technology and Energy Demand Network, or “EDEN”. This technology enables the long distance flight required for drone-based commerce without the need for drones to return “home” every 15 minutes to recharge. The technology allows a drone operator to travel many miles outside of its “home range” allowing for a flight path of numerous miles limited only by our EDEN network of SkyPorts. This network is initially being developed for use in several states with proposed future plans for nationwide deployment.

Conventional long distance flight planning requires combustion engines with fuel bladders or tanks that would allow drones to cover large distances. However, it is expected that government regulatory agencies will not be permitting their mass deployment due to the nature of their volatile design. The Company has designed and is currently developing the modular SkyPorts allowing for the recharging of electrical powered drones for long distant flight and commercial applications. Home deliveries and business-to-business applications will be able to thrive regionally with national capabilities, assuming we complete development of the SkyPorts and the FAA and other possible regulators approve commercial drone usage.

Because this technology is in the early stages of development, there can be no assurances the Company will successfully develop a working prototype or succeed in mass-producing the technology at a cost that is not prohibitively expensive, or that the technology, once-developed, will be successfully commercialized or gain widespread traction with consumers.

XTRAX® Remote Monitoring System

The Company’s secondary business focus is on developing and commercializing the XTRAX® remote monitoring system. XTRAX® is designed to measure the production of solar and other renewable energy systems and for transmission of the data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite) separately, or in conjunction with solar system installations. Prior to April 25, 2013, the Company was focused on exploring and developing potential technology for application of holographic technology to solar energy systems, but abandoned that objective after the Company’s planned holography expert retired.  On April 25, 2013, the Company purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and Ragonap Enterprises, Inc., one of Carbon 612 Corporation’s creditors for an aggregate of 1,652,430 shares of common stock and a royalty to Ragonap equal to 10% of the profit generated from the licensing, commercialization, exploitation, use, practice, and/or sale of the purchased patents.

On May 13, 2013, pursuant to a patent purchase agreement, the Company sold its patents to Endeavor IP, Inc., as well as all right, title and interest in all related causes of actions and other enforcement rights under or on account of any of such acquired patents in consideration for (i) $100,000) (ii) 666,666 shares of Endeavor’s common stock and (ii) a royalty equal to 20% of the net revenues from any Enforcement Activities or Sales Transactions (as defined in the patent purchase agreement) related to the purchased patents pursuant to the terms of a proceeds interest agreement.  Additionally, Endeavor granted the Company a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell the products and services covered by the patents sold to Endeavor.  Of the 666,666 shares issued to the Company, 66,668 were immediately issued to Ragonap as its 10% royalty, leaving the Company with 599,998 shares.  On October 21, 2013, in order to generate additional working capital, the Company sold 299,994 shares to Paradox Capital Partners, LLC, an affiliate of one of our founders, leaving the Company with 300,004 shares of common stock of Endeavor.  See “Certain Relationships and Related Transactions”.

Other than license fees from its patents sold to Endeavor, Spiral does not presently generate revenue from either its Skyports drone technology or XTRAX® remote monitoring system, although it is actively developing these technologies and planning for their commercialization. Its operating capital is extremely limited and it relies on financing from its 51% majority stockholder Fuse, sales of its securities, license fees from Endeavor and sales of Endeavor securities (made in the open market and in privately negotiated transactions) for all of its working capital. Prior to the Merger, Spiral also relied on advances from its founders and others and generated capital to fund its operations by sale of restricted Endeavor securities for cash to one of its founders. Spiral’s auditor, in its report dated March 13, 2014, expressed substantial doubt about its ability to continue as a going concern.

Share Issuances

Since January 18, 2008 (inception) through December 31, 2013, the Company issued 112,083,038 shares of its common stock. The following shares of its common stock were issued during the year ended December 31, 2013 and 2012.

On May 29, 2012, the Company sold 110,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $5,500 and 5,000 shares of common stock to investors at the purchase price of $0.10 per share for total proceeds of $500.

On June 4, 2012, the Company issued an aggregate of 14,163,683 shares to Mr. Bhansali, the Company’s sole officer and director at the time, pursuant to a restricted stock agreement.

On July 30, 2012, the Company filed amended and restated articles of incorporation in order to, among other things, change its authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock and change the par value of its common and preferred stock to $0.0001 per share from $0.001 per share. Shares have been retroactively restated to reflect the change in par value.

On July 30, 2012, the Company issued an aggregate of 85,824,470 shares to Mr. Bhansali pursuant to a restricted stock agreement.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

On April 25, 2013, the Company issued 1,652,430 common shares at approximately $0.052 per share, for the purchase of patents and other assets totaling $86,214.

On June 1, 2013 the Company amended its restricted stock agreements with Mr. Bhansali to change the vesting terms such that all the shares may only vest upon the occurrence of certain qualifying events related to a merger or reorganization of the Company or certain acquisitions or dispositions of the Company’s assets. On September 8, 2014, the Board of Directors determined that the shares should vest effective immediately.

On September 2, 2014, the Company issued 1,000,000 shares of common stock to Ezra Green as compensation for services and issued 50,000 shares of common stock to a vendor as compensation for services.

On October 1, 2014, in connection with the Merger, (i) Mohit Bhansali entered into a cancellation agreement with the Company, pursuant to which he cancelled 97,988,153 shares of common stock in exchange for consideration of a payment of $30,000 and a restricted stock grant equal to 10,000 shares of Fuse’s common stock under Fuse’s 2014 Equity Incentive Plan, (ii) 7,723,892 shares, or 51% of the Company’s issued and outstanding shares immediately prior to the Merger (calculated on a pro rata basis among the shareholders of the Company immediately prior to the effective time of the Merger), were cancelled and (iii) the Company issued 7,723,892 shares of common stock to Fuse, which represented 51% of the Company’s issued and outstanding common stock at the close of the Merger.

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

Application of Significant Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards.

Results of Operations

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.  We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities.

The following summary is of our results of operations, for the three and nine months ended September 30, 2014 and 2013.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating revenues	$213	$213	$10,075	$426
Operating expenses	5,291,677	12,587	5,397,023	33,471
Operating loss	(5,291,464)	(12,374)	(5,386,948)	(33,045)
Interest expense	-	-	-	-
Gain on sale of asset	-	-	-	88,216
Gain on sale of marketable securities	-	-	114,251	-
Provision for income tax	-	(4,200)	-	27,500
Net income (loss)	$(5,291,464)	$(8,174)	$(5,272,697)	$27,671

Revenues

We had revenues for the three and nine months ended September 30, 2014 of $213 and $10,075, as compared to the same period ended September 30, 2014 of $213 and $426, respectively.  The increase in revenue in 2014 is because of a royalty of $9,436 earned in June 2014.

Operating Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Stock-based compensation	$5,271,583	$-	$5,271,583	$-
General and administrative	4,160	5,900	95,078	9,785
Professional fees	15,497	6,250	29,052	22,500
Depreciation and amortization	437	437	1,310	1,189
Total operating expenses	$5,291,677	$12,587	$5,397,023	$33,471

Our operating expenses were $5,291,677for the three months ended September 30, 2014, which increased by $5,279,090 from total operating expenses of $12,587 during the three month period ended September 30, 2013.   The increase was primarily due to the stock-based compensation recorded in September 2014, of $5,271,583, for the vesting of 85,824,470 shares to the former CEO of the Company. General and administrative expenses decreased $1,740 or 29% as compared to the same period in 2013, whereas, professional fees in 2014 increased by $9,247 or 148%, as compared to 2013, due to increased legal fees.

Our operating expenses were $5,397,023 for the nine months ended September 30, 2014, which increased by $5,363,552 from total operating expenses of $33,471 during the nine month period ended September 30, 2013. The increase in expenses is primarily due to the increase the stock-based compensation of $5,271,583, recorded in September 2014 and to the increase in general and administrative expenses of $85,293 or 872% during 2014, as compared to $9,785 of general and administrative expenses in 2013.

Other Income and Expenses

The Company realized a gain on sale of marketable securities of $0 and $114,251 during the three and nine month periods ending September 30, 2014, respectively.  The Company realized a gain on sale of patents of $88,216 during the nine month period ending September 30, 2013.

The following summary is of our results of operations, for the years ended December 31, 2013 and 2012 and from inception January 18, 2008 through December 31, 2013

	Year Ended December 31,		January 18, 2008 (inception) through December 31,
	2013	2012	2013
Operating revenues	$639	$-	$639
Operating expenses	114,008	57,924	172,188
Operating loss	(113,369)	(57,924)	(171,549)
Interest expense	-	(162)	(289)
Gain on sale of asset	88,216	-	88,216
Gain on sale of marketable securities	1,211		1,211
Provision for income tax	-	-	-
Net loss	$(23,942)	$(58,086)	$(82,411)

Revenues

We had revenues for the years ended December 31, 2013 and 2012 of $639 and $0, respectively.  For the period from January 18, 2008 (Inception) through December 31, 2013, we had revenues of $639.  Revenues commenced April 1, 2013.

In December 2011 we purchased one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system.  We did not recognize any revenue from this agreement as Clear Skies kept the monthly fees, which totaled less than $1,000 on an annual basis, billed to the customers until such time as we paid Clear Skies the remaining $15,000 purchase price.  In the second quarter of 2013, Clear Skies forgave the $15,000 due to it under the agreement and it is no longer outstanding.

Operating Expenses

	Year Ended December 31,		January 18, 2008 (inception) through December 31,
	2013	2012	2013
Stock-based compensation	$-	$52,074	$52,074
General and administrative	32,915	1,300	34,471
Professional fees	79,470	3,300	82,770
Depreciation and amortization	1,623	1,250	2,873
Total operating expenses	$114,008	$57,924	$172,188

Year Ended December 31, 2013 and 2012

Our operating expenses for the year ended December 31, 2013 increased by $56,084 from total operating expenses of $57,924 during the year ended December 31, 2012.   The increase in expenses is primarily due to the increase in professional, general and administrative expenses during 2013, as compared to limited general and administrative expenses in 2012.  For 2012, of the $57,924 in operating expenses, $52,074 was for stock issued for compensation, whereas, no stock-based compensation was paid in 2013. For the year ended December 31, 2012, compensation expense was recorded due to shares issued for compensation to a director who is also an officer of the Company.

Our operations have been of a start-up company and expenditures have been primarily limited to activities related to financing activities.

Liquidity and Capital Resources

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

Liquidity and Financial Condition

The following is a summary of our liquidity and financial condition, for the nine months ended September 30, 2014 and 2013.

The Company at September 30, 2014 had a working capital of $52,806, as compared to working capital at December 31, 2013 of $165,219.  The decrease in working capital of $112,413, from December 31, 2013, was primarily due to the reduction of our marketable securities through sales and adjustments to market value on the remaining securities held for sale, resulting in a decrease of $214,878, offset by the increase of cash of $50,694 and a reduction in deferred tax payable of $52,602.  The Company had $110,132 and $31,035 of cash flows used by operating activities for the periods ended September 30, 2014 and 2013, respectively. The Company used $4,500 of cash flow for investing activities during 2014, for website development expenses, as compared to no investments during the same period ended September 30, 2013.  Cash flows provided by financing activities during the period ended September 30, 2014 of $165,326 were from the proceeds on sale of marketable securities, whereas the Company had cash flows of $50,000 from financing activities during the same period ended September 30, 2013, from the sale of patents.

Working Capital
	At September 30,	At December 31,	Increase/
	2014	2013	(Decrease)
Current Assets	$91,688	$252,141	$(160,453)
Current Liabilities	$38,882	$86,922	$(48,040)
Working Capital	$52,806	$165,219	$(112,413)

Cash Flows
	Nine Months Ended September 30,
	2014	2013
Net Cash Used in Operating Activities	$(110,132)	$(31,035)
Net Cash Used in Investing Activities	$(4,500)	$-
Net Cash Provided by Financing Activities	$165,326	$50,000
Net Increase in Cash During the Period	$50,694	$18,965

The following is a summary of our liquidity and financial condition, for the years ended December 31, 2013 and 2012 and from inception January 18, 2008 through December 31, 2013.

The Company currently has working capital of $165,219, as of December 31, 2013.  The working capital deficit at December 31, 2012 was $9,725.  The increase in working capital of $174,944 was primarily due to the recording of $216,003 of market securities at December 31, 2013, received from the sale of certain intellectual property, and the forgiveness of debt and related accrued interest, of $15,289, during year ended December 31, 2013.  The Company had $78,065 and $4,100 of cash flows used by operating activities for the year ended December 31, 2013 and 2012, respectively. $82,921 was used in operating cash flows for the period January 18, 2008 (date of inception) through December 31, 2013.

Working Capital
	At	At
	December 31,	December 31,	Increase/
	2013	2012	(Decrease)
Current Assets	$252,141	$5,564	$246,577
Current Liabilities	$86,922	$15,289	$71,633
Working Capital (Deficit)	$165,219	$(9,725)	$174,944

Cash Flows
	Year Ended December 31,
	2013	2012
Net Cash Used in Operating Activities	$(78,065)	$(4,100)
Net Cash Used in Investing Activities	$(4,500)	$-
Net Cash Provided by Financing Activities	$112,500	$6,100
Net Increase in Cash During the Period	$29,935	$2,000

Cash Flows
January 18, 2008
(inception) through
December 31,
2013
Net Cash Used in Operating Activities	$(82,921)
Net Cash Used in Investing Activities	$(14,500)
Net Cash Provided by Financing Activities	$132,920
Net Increase in Cash During the Period	$35,499

Limited Operating History; Need for Additional Capital

The Company had $50,006 in cash, as of February 5, 2015. Management believes the cash on hand is not sufficient to meet the Company’s obligations over the next 12 months , and management considers it necessary to raise an additional $1,500,000 in funds through sale of equity (common stock) or through convertible notes in order to fully implement its business plan in the next twelve months.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have not engaged to date in any off-balance sheet arrangements from January 18, 2008 (date of inception).

BUSINESS

Background

Spiral (formerly known as Solid Solar Energy, Inc.) is a development stage company incorporated in the state of Nevada on January 18, 2008. The Company is currently focused on two business initiatives: developing and commercializing the Company’s SkyPorts drone support technology, and developing and commercializing the Company’s XTRAX® remote monitoring system, each as described further below.

SkyPorts Drone Support Technology

The Company’s primary focus is developing technology and commercializing its proprietary SkyPorts drone support technology and Energy Demand Network, or “EDEN”. This technology enables the long distance flight required for drone-based commerce without the need for drones to return “home” every 15 minutes to recharge. The technology allows a drone operator to travel many miles outside of its “home range” allowing for a flight path of numerous miles limited only by our EDEN network of SkyPorts. This network is initially being developed for use in several states with proposed future plans for   nationwide deployment.

Conventional long distance flight planning requires combustion engines with fuel bladders or tanks that would allow drones to cover large distances. However, it is expected that government regulatory agencies will not be permitting their mass deployment due to the nature of their volatile design. The Company has designed and is currently developing the modular SkyPorts allowing for the recharging of electrical powered drones for long distant flight and commercial applications. Home deliveries and business-to-business applications will be able to thrive regionally with national capabilities, assuming we complete development of the SkyPorts and the FAA and other possible regulators approve commercial drone usage.

Because this technology is in the early stages of development, there can be no assurances the Company will successfully develop a working prototype or succeed in mass-producing the technology at a cost that is not prohibitively expensive, or that the technology, once-developed, will be successfully commercialized or gain widespread traction with consumers.

Products and Services

Upon the completion of development and commercialization efforts, the Company expects its primary business to consist of building out the network of SkyPorts, then executing the business model of annual memberships and monthly access fees for each drone enrolled. The SkyPorts will be installed on commercial rooftops or be land-based, where applicable, in order to allow commercial establishments to distribute their wares or delivery services to offer faster-than-overnight delivery.  The range of applications runs from agricultural inspections and monitoring to pharmacy and fast food deliveries.  The SkyPorts will be strategically installed and maintained by the Company in a given market, and drones desiring access to the network will enroll in the EDEN program with an annual enrollment charge and a monthly access fee.

After enrollment, clients will license our software and purchase adaptable hardware that will enable the drone to navigate anywhere the client needs to deliver the package. Advanced technology allows for this task to be accomplished to within a close proximity of the given target. However, to eliminate errant landings, a “mobile landing pad” will be distributed to all recipients who wish to make use of drone deliveries that require hyper-accurate landings and delivery locations. This will be accomplished through the use of low-level beacons embedded in a durable two-foot by two-foot landing mat that focus the done on a given spot. The mat size is designed to ensure that the client places it in a safe area; if the mat is able lay flat, it is in a good location. We expect this design will allow the drone to land both securely and in the exact spot desired.

Technology, Manufacturing and Suppliers

The Company has engaged hardware and software engineers, consultants, and third-party manufacturers to develop SkyPort prototypes, with Beta testing expected to take place in the first and second calendar quarters of 2015. The Company expects to have a fully functional prototype capable of line-of-sight flight by the end of the second quarter of 2015, with the development of more advanced units functioning beyond line-of-sight capabilities to follow. The Company currently anticipates building all units in the United States, with the exception of an insignificant amount of sub-components that may be produced overseas.

Market Opportunity

The Company’s potential customer base includes any person or commercial establishment that can and wants to utilize this type of drone technology. Currently, customers are expected to be drawn mostly from the home-delivery commerce segment, but there are additional potential uses of drone technology, including aerial photography, real estate applications, and use in agriculture, and any of these users could also potentially be interested in utilizing the SkyPort model. The Company currently expects to implement a commercialization model in which any interested user can enroll for an annual membership fee and a monthly access charge.

Intellectual Property

The Company currently has a patent pending related to technology utilized by the SkyPort units and support network (EDEN) program that allows for the function of door-to-door delivery and limitless flight time without returning to home base for recharging. The patent application was filed by Ezra Green and subsequently assigned to Spiral. (For a description of the Company’s patents related to the XTRAX® remote monitoring system, please see “XTRAX® Remote Monitoring System - Intellectual Property,” below.)

Regulatory Approvals

Commercial drone activity is presently not lawful. The Company has not yet begun the process of seeking regulatory approvals to produce or use its drone support technology for the purposes described above. We anticipate beginning the regulatory approval process following the completion of our testing and development process and after the FAA issues final rules.

While the Company produces drone support technology and not drones themselves, drones and the broad field of (“UAS”) will be subject to extensive regulation in the United States. The Company’s ability to successfully develop, market and sell its SkyPort technology will depend in large part on the ability of commercial drone manufacturers, operators and vendors to successfully operate within this regulatory framework. See “Risk Factors”.

Competition

The Company’s competitors in the drone support space include Germany-based SkySense, Inc.’s Skysense Charging Pad, which that company’s website describes as an indoor-outdoor remote-controlled charging station dock with electric power input that is compatible with a variety of drone platforms. According to that company’s website, the product is available for pre-order with delivery expected in 2015 and models cost between $649 and $4,365. These rechargers are not for constant or commercial remote use and can have adverse effects on the batteries they charge through lack of charge balancing leading to the premature “death” of the battery. In addition, to the Company’s knowledge, this company and other companies focused on recharge technology are not designing or building a network of stations allowing for growth-based commerce.

XTRAX® Remote Monitoring System

The Company’s secondary business focus is on developing and commercializing the XTRAX® remote monitoring system. XTRAX® is designed to measure the production of solar and other renewable energy systems and for transmission of the data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite) separately, or in conjunction with solar system installations.  Prior to April 25, 2013, the Company was focused on exploring and developing potential technology for application of holographic technology to solar energy systems, but abandoned that objective after the Company’s planned holography expert retired.  On April 25, 2013, the Company purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and one of its creditors. For further discussion of the Company’s XTRAX®-related intellectual property, please see “Intellectual Property,” below.

Products and Services

XTRAX® is the Company’s patented system for remote real-time monitoring of the energy production of solar and other renewable energy systems and for providing fault notification. The system consists of a central database server and remote energy meters. The server routinely accesses the remote meters to recover the energy reading of solar, wind, geo-thermal, tidal, and other types of non-fossil fuel energy systems. The meter installed at the alternative energy system site constantly monitors the system to provide energy metering and real-time system failure detection. In case of system failure, the meter will automatically contact the server to report the type of failure. XTRAX® can also be used to sub-monitor portions of larger-scale commercial or utility sized systems to increase efficiency and reporting of performance by monitoring "strings" or "lines" individually. XTRAX® can also be used for third party verification of other production monitoring devices. The XTRAX® system as a whole provides automated billing and reporting plus the ability for users to retrieve reports from a dedicated website.

Market Opportunity

The Company plans to sell XTRAX® to photovoltaic installers, utilities and owners (primarily residential or small-scale commercial, industrial and agricultural sites) of existing and future renewable energy system installations. The Company believes that XTRAX® will enable us to acquire and validate Renewable Energy Credits (RECs) and provide information regarding greenhouse gas emissions that may support the generation of carbon credits. A carbon credit is equivalent to one metric ton of carbon dioxide prevented from entering the atmosphere and has a market-driven value depending on the type and origin of the emission reduction produced. Carbon credits are mostly purchased by governments and corporations which have a legal obligation to reduce their carbon footprint.

The XTRAX® Remote Access Energy Monitor System was designed specifically for the domestic REC market, as well as the commercial markets, regional and international production-based incentive programs and for the international carbon credit market. RECs, also known as Green Tags, Renewable Energy Certificates, and Tradable Renewable Certificates, are non-tangible energy commodities in the United States. One REC is considered proof that one megawatt hour of renewable energy has been created. Although electricity suppliers can purchase RECs directly from renewable energy project owners, the market has created a need for aggregators, which purchase RECs from many sources and sell the RECs in a bundled fashion. The Company believes that the capabilities of the XTRAX® unit to provide automated verifiable data presents the Company with a good opportunity to obtain significant market share.

An XTRAX® unit may be physically attached to any renewable energy system that produces electricity.  The unit records the amount of power that is generated by the given system by measuring the power that passes through the electrical wires of the system and automatically transmits data on a daily basis to servers that host software that converts the amount of electricity passed during that specific time period into “kilowatt hours,” or “kWhs.” When the total amount of kWhs are compiled over the course of a given month, the information is transmitted to a “trading” facility that values the accumulated kWhs produced from the renewable energy system and calculates the number of carbon credits, which can then be traded at prices ranging from $10 to $40 per ton depending on the market.

The Company’s business model is to distribute and install XTRAX® on all new sub-100kW systems in the United States, as well as internationally in order to capture small-system production information. The XTRAX® units will be installed by a third-party professional technician. The Company will not remain the owner of the system but will charge a monitoring fee of $8.95-$29.95 per month per residential client, or more for larger-scale clients or sub metering contracts. Although these prices may fluctuate in different regions, the pricing described here is indicative of the general model.

Suppliers

While the circuit board and firmware used in connection with the manufacturing of the product are proprietary, all components and parts in an XTRAX® unit are readily available in the market. The Company will provide the proprietary design to the vendor, after which the vendor can produce the boards. Once the Company designs a printed circuit board many companies are available to produce that board. The Company intends to outsource manufacturing and assembly of the XTRAX® units.

Competition

If and when XTRAX ® is commercialized, the Company will face competition. Many of the Company’s competitors are larger with more established businesses than us and have substantially greater resources than the Company does.

Potential competitors may include Centrosolar America, Inc.’s CentroData monitoring system for residential photovoltaic installations, which offers web-based, not cellular, monitoring; AlsoEnergy, Inc.’s PowerTrack product which, according to their website, appears to be primarily directed to immediately detect any problem in a photovoltaic installation with immediate automated alerts to minimize downtime; AlsoEnergy, Inc.’s DECK Monitoring, a basic residential revenue-grade meter that is focused on system performance; Locus Energy, LLC’s web-based residential revenue grade meter that records performance data and stores it on a website for viewing by the homeowner or the homeowner’s installation contractor; and Energy, Inc.’s The Energy Detective lines of web-based meters, which are not revenue grade, are designed to measure and report the usage of electricity, can be installed by a skilled homeowner, but cannot be used to receive rebates, financing or trade credits.

Regulatory Matters

The Company’s proposed operations are subject to a variety of federal, state and local laws, rules and regulations relating to worker safety, zoning, building and electrical codes, and the use, storage, discharge and disposal of environmentally sensitive materials. The Company believes that it is in compliance in all material respects with all laws, rules, regulations and requirements that affect its business. Further, the Company believes that compliance with such laws, rules, regulations and requirements does not impose a material impediment on the Company’s ability to conduct business.

Before the Company can complete development and commercialization of XTRAX® units, the following steps need to occur:

●
The XTRAX® unit needs to be listed by Underwriters Laboratory (“UL”) or receive the ETL Listed Mark, which tests the product for safety. This is known as the UL or ETL listing. The Company has submitted samples and information to UL, and responded to their questions, however recent funding will enable us to continue with proper certifications. Furthermore, submission of test units to UL was delayed so that the Company could complete certain software modifications and also complete third party verification by an independent testing laboratory of the accuracy of the measurements by XTRAX® units.

The Company has already made certain changes requested by UL. In order to allow UL to complete their testing and list XTRAX®, the Company will need to provide UL with six units, at an estimated cost of $1,940, and pay UL $14,950 for their services. The Company plans to obtain the listing by the end of the 2cd quarter of 2015.

●
After UL listing is obtained, the product needs to be approved by the Federal Communications Commission (“FCC”), similar to the UL listing process, because there are some magnetic emissions from the unit. The Company believes XTRAX® meets the FCC requirements and expects FCC approval will follow UL listing by approximately six weeks.

●
Following the UL listing and FCC approval, the Company will need to get technical approval from the cellular network carriers, which test the product for possible interference with other products. The Company does not anticipate difficulty obtaining carrier approval.

The Company does not believe that the UL listing, FCC approval and technical approval from cellular network carriers represent ongoing compliance matters. However, the Company can begin to offer the XTRAX® product to the market, and seek to generate revenues, only after the Company has obtained all of these approvals. The Company currently expects to begin offering XTRAX® units to the market in 2015.

Intellectual Property

In April 2013 the Company acquired the U.S. patent for a “Remote Access Energy Meter System and Method” (No. 7,336,201 – issued on February 26, 2008, and expiring on January 3, 2026) from one of Carbon 612 Corporation’s creditors for the purposes of using the patented technology in the Company’s own installations and operations. The Company also acquired the governing trademark from Carbon 612 Corporation. The patent covers remote monitoring through the use of one piece of electronic hardware via the wireless cellular network.  In addition, the patent applies specifically to any energy generation facility that uses a power inverter to convert DC to AC electricity. By comparison, the Company believes that its competitors provide remote monitoring through the use of several distinct pieces of electronic hardware via the internet.

The elements of the Company’s potential product that are protected by the patent are:

●
the communication of the system performance data via the cellular network or by microwave or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite); and

●	the ability to provide real-time energy production values and system failure parameters.

In addition, the patent states that the energy source may be a source other than solar photovoltaic. Such other energy sources may include solar, wind, geo-thermal, tidal, and other types of non-fossil fuel dependent energy generation facilities as well as conventional fossil fuel driven energy installations.

On May 13, 2013, pursuant to a patent purchase agreement, the Company sold its patents to  Endeavor IP, as well as all right, title and interest in all related causes of actions and other enforcement rights under or on account of any of such acquired patents in consideration for (i) $100,000, (ii) 666,666 shares of Endeavor’s common stock and (iii) a royalty equal to 20% of the net revenues from any Enforcement Activities or Sales Transactions (as defined in the patent purchase agreement) related to the purchased patents pursuant to the terms of a proceeds interest agreement.  Additionally, Endeavor granted the Company a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell the products and services covered by the patents sold to Endeavor. Endeavor is an intellectual property services and patent licensing company whose activities generally include the acquisition of existing rights to intellectual property through acquisitions of already issued patents and pending patent applications, both in the United States and abroad.  In the event that Endeavor obtains any revenues from the enforcement or sale of the transferred patents, the Company will receive 20% of such revenues.

As the Company’s license to Endeavor is irrevocable, the Company will be able to continue to develop the XTRAX® system if the patents are transferred or sold to a third party.  However, the patent describes methods that are believed to be used by numerous larger and substantially better capitalized companies in their solar and other installations.  The Company has no expertise in patent enforcement, which could take many years and cost hundreds of thousands of dollars.  The Company sold the right to enforce the patent to Endeavor after review with management and outside counsel that the intellectual property rights and the devices were used by third parties. Experts and enforcement/litigation counsel reviewed the patents and concluded that Tucson Electric, Con Edison and others potentially infringe the patent.  Endeavor presently has brought actions against two major utilities (Con Edison Solutions, Inc. and Tucson Electric Power Company) and is exploring other potential actions. During June 2014, the Company received an initial royalty payment under a lawsuit seeking damages for infringement of the patents sold from Endeavor.

The Company also owns the registered trademark XTRAX®. In addition to the Company’s patent, potential future patent applications, and trademark, the Company also has trade secrets and know-how.

Employees

The Company currently does not have any employees except for its Chief Executive Officer, Mr. Ezra Green.

Facilities and Material Properties

The Company’s current office space at 5510 Merrick Road, Massapequa, New York 11758 is provided to it based on a month-to-month agreement with a base cost of $1,000 per month with additional costs depending on services used. The Company believes that these facilities are adequate to meet its current needs.

MANAGEMENT

    The following table sets forth information regarding our officers and directors. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Name	Age	Positions with the Company
Ezra Green	52	Chief Executive Officer, Chief Financial Officer, Treasurer and Director
Gelvin Stevenson	69	Director

Ezra Green, Chief Executive Officer, Chief Financial Officer, Treasurer and Director.  Mr. Green has served as our Chief Executive Officer, Chief Financial Officer, Treasurer and a director since April 25, 2013 and as Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer of Fuse Science, Inc. since October 1, 2014.  Mr. Green has also served as a director of Fuse since October 27, 2014. Mr. Green has served as the Chief Executive Officer, Chief Financial Officer and Treasurer and a director of Northern Wind Energy Corp. since October 15, 2013, the President, Chief Executive Officer and sole director of Carbon 612 Corporation since September 2008 and the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. from December 20, 2007 through March 2012, when Clear Skies Solar, Inc. ceased active operations and SEC reporting. Mr. Green’s general business and management background qualify him to be a director of the Company.

Gelvin Stevenson, Director.  Dr. Stevenson joined our board of directors on October 3, 2013 and became a director of Fuse Science, Inc. effective October 27, 2014.  Dr. Stevenson is an economist and has served as an Associate Professor of Environmental Economics at Pratt Institute since 2006.  He has served as a director of Northern Wind Energy Corp. since October 15, 2013 and as a director of Clear Skies Solar, Inc. from 2007 through March 2012. Dr. Stevenson is the Managing Director of Greentech Investors Forum, which showcases emerging greentech companies at monthly forums, and consults for the clean energy industry. Dr. Stevenson has been an Investment Consultant to the Oneida Tribe of Indians of Wisconsin for over 15 years. Dr. Stevenson’s qualifications to be a director of the Company include his general business experience and experience in the renewable energy industry.

Directors’ and Officers’ Liability Insurance

We have not obtained directors’ and officers’ liability insurance insuring our directors against liability for acts or omissions in their capacity as directors or officers. Such insurance may also insure us against losses which we may incur in indemnifying our officers and directors.  Our officers and directors shall have indemnification rights under applicable laws, our standard indemnification agreement, and our articles of incorporation and bylaws.

Board Independence

We are not a listed issuer and, as such, are not subject to any director independence standards. Using the definition of independence set forth in the rules of the NASDAQ Stock Market, Mr. Stevenson would be considered an independent director of the Company.

Board Committees

We expect our board of directors, in the future, to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek a listing on a national securities exchange. In addition, we intend that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the SEC. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Code of Ethics

We have not yet adopted a Code of Ethics although we expect to as we develop our infrastructure and business.

EXECUTIVE COMPENSATION

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.

Summary Compensation Table

The following table summarizes the overall compensation earned over each of the past two fiscal years ending December 31, 2014 by each person who served as an executive officer during fiscal 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Mohit Bhansali (1)	2014	--	--	--	--
(Former Director, Chief Executive Officer, Chief Financial Officer, Treasurer President, and Secretary)	2013	--	--	--	--

Ezra Green (2)	2014	75,000			75,000
(Current Chief Executive Officer, Chief Financial Officer, Treasurer and Director)	2013	32,750	--	--	32,750

(1)  Mr. Bhansali was appointed our Chief Executive Officer on December 26, 2011 and our President, Chief Financial Officer, Treasurer and Secretary on December 27, 2011.  He resigned from his positions as Chief Executive Officer, Chief Financial Officer and Treasurer on April 25, 2013.  He resigned from our board of directors and as our President and Secretary on October 1, 2014.

(2) Reflects compensation through October 1, 2014. Subsequent to the Merger, Spiral does not compensate Mr. Green and Fuse provides Mr. Green’s compensation. Of Mr. Green’s 2014 compensation, Spiral paid Mr. Green $57,510 in cash and owes Mr. Green $17,490 in accrued compensation as of the date of this filing.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2014, the Company had no outstanding equity awards.

Director Compensation

Our directors did not receive any compensation for their services for the year ending December 31, 2013. For the year ended December 31, 2014, the Company paid $6,500 to Mr. Gelvin Stevenson and $6,500 to Mr. Gary Ross, who served as a director through October 2014.

 RELATED PARTY TRANSACTIONS

Equity Stock Transfer has provided transfer agent services to the Company since May 2012.  As of March 31, 2014, the Company has paid Equity Stock Transfer $2,030 and a remaining $200 is outstanding. Mr. Mohit Bhansali is a founder and executive of Equity Stock Transfer.

During June 2012, we issued 14,163,683 shares of restricted common stock to Mr. Mohit Bhansali, and during July 2012, we issued an additional 85,824,470 shares of restricted common stock to Mr. Bhansali.  Mr. Bhansali is a former officer and director.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share for a total of $100.

On October 1, 2014, in connection with the Merger, Mohit Bhansali cancelled 97,988,153 shares of common stock for consideration of a payment of $30,000 and a restricted stock grant equal to 10,000 shares of Fuse’s common stock under Fuse’s 2014 Equity Incentive Plan. He had previously sold 1,500,000 shares to Stetson Capital Investments, an existing shareholder, for $150, and 1,500,000 shares of common stock to an unrelated third party for $150. Following the cancellation, Mohit Bhansali no longer owned any of our securities.

On March 31, 2013, we entered into a debt forgiveness agreement with Clear Skies Solar, Inc. and its wholly owned subsidiary Clear Skies Financial Corp. pursuant to which these companies forgave the $15,000 owed to them by the Company under an agreement entered into in December 2011 in exchange for a general release from claims.  Our Chief Executive Officer, Mr. Ezra Green served as the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. from December 20, 2007 through March 2012, when Clear Skies Solar, Inc. ceased active operations and SEC reporting, and Mr. Stevenson served as one of its directors from 2007 through March 2012.

On April 25, 2013, pursuant to an Intellectual Property Purchase Agreement by and among the Company, Carbon 612 Corporation and Ragonap Enterprises, Inc., we purchased certain intellectual property, including patents and trademark rights, from Ragonap and Carbon 612 Corporation in consideration for (i) an aggregate of 1,652,430 shares of our common stock, consisting of 247,865 shares issued to Carbon 612 Corporation and 1,404,565 shares issued to Ragonap Enterprises, Inc. and (ii) a royalty to Ragonap equal to 10% of the Profit (as defined in the Intellectual Property Purchase Agreement) generated from the licensing, commercialization, exploitation, use, practice, and / or sale of the purchased patents.  Ezra Green, our Chief Executive Officer, Chief Financial Officer, Treasurer and a director is the President, Chief Executive Officer and sole Director of Carbon 612 Corporation and on the date of the transaction was a beneficial owner of 29% of Carbon 612 Corporation’s issued and outstanding common stock.

On May 30, 2013, we entered into a consulting agreement with Ragonap pursuant to which we agreed to pay Ragonap a fee of $6,625 for consulting services provided in connection with potential investment opportunities and review of the renewable energy sector and energy monitoring.

We paid Ezra Green $32,750 and $75,000 in each of 2013 and 2014, respectively, as compensation for his services as an officer of the Company through October 1, 2014. Of Mr. Green’s 2014 compensation, Spiral paid Mr. Green $57,510 in cash and owes Mr. Green $17,490 in accrued compensation as of the date of this filing. We issued Ezra Green 1,000,000 shares of common stock in September 2014 as compensation for services as an officer of the Company. In addition, during the fourth quarter of 2014, Spiral loaned Fuse $64,000, which Fuse paid Mr. Green in partial satisfaction of the compensation Fuse owed Mr. Green for his service as an executive officer of Fuse from the period October 1, 2014 through December 31, 2014.

We paid Paradox Capital Partners LLC, an affiliate of one of our founders, an aggregate of $23,100 in 2013 as compensation for services provided, which included consulting on business strategy and capital structure and introductions to industry contacts. On October 21, 2013, we sold Paradox 299,994 shares of restricted common stock of Endeavor for an aggregate purchase price of $62,500, or $0.21 per share, which we used for working capital.  At the time of the sale, Paradox was the only known viable prospective source of capital to the Company, the shares were not freely transferable, were legended and were unable to be sold by the Company or Paradox in the open market. Paradox is controlled by Mr. Harvey Kesner. A trust whose beneficiaries are Mr. Kesner’s children beneficially owns just under 15% of our common stock. Mr. Kesner is a founder and former director of the Company.

Other Registration Statements

Our former officer and director Mohit Bhansali currently serves as the President, Secretary and Director of Northern Wind Energy Corp. (“Northern”). Northern is a development stage company pursuing commercial and residential wind installation projects and related technology.  Northern filed a registration statement on Form S-1 with the SEC on August 16, 2012 which has not been declared effective.  Mr. Bhansali previously served as a director of Great West Resources, Inc. (GWST) (“Great West”) through October 2014.  Great West is an operating company pursuing mining and mineral exploration projects and does not currently have any pending registration statements or effective registration statements.

Mr. Green has served as the Chief Executive Officer, Chief Financial Officer, Treasurer and Director of Northern Wind Energy Corp. since October 15, 2013, the President, Chief Executive Officer and sole director of Carbon 612 Corporation since September 2008 and the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007.  Carbon 612 Corporation is now inactive.  Carbon 612 Corporation ceased actively reporting with the SEC in March 2012 and transferred its intellectual property assets to the Company in April 2013.  Clear Skies Solar, Inc. ceased actively reporting with the SEC in March 2012 and has wound down its business.

Our former director Gary Ross and Gelvin Stevenson were appointed to the board of Northern in October 2013.  Gary Ross resigned as a director of Spiral and Northern in October 2014. David Rector, a director of Fuse, was appointed to the board of directors of Great West in September 2014 and as its sole officer in October 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 26, 2015 by:

•	each person known by us to beneficially own more than 5.0% of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Spiral Energy Tech., Inc., 5510 Merrick Road, Massapequa, New York 11758.  As of January 26, 2015, we had 15,144,885 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)
5% Shareholders
Barry Honig	1,017,167	6.72%
The Four Camps 2013 Trust (2)	2,229,500 (3)	14.72%
Fuse Science, Inc. (4)	7,723,892	51.00%
Officers and Directors
Ezra Green	616,353 (5)	4.07%

All directors and executive officers as a group (2 persons)	616,353 (5)	4.07%

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of January 26, 2015. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)
William D. Lipkind, Esq. is the Trustee of The Four Camps 2013 Trust and, in such capacity, has sole voting and dispositive power over the securities held for the account of this selling stockholder.  Beneficiaries of The Four Camps 2013 Trust include Harvey and Renee Kesner’s children.   Harvey and Renee Kesner disclaim beneficial ownership of shares held by The Four Camps 2013 Trust.  Mr. Kesner is a founder and former director of the Company.

(3)	Does not include 22,273 shares held by Renee Kesner.
(4)	Ezra Green, Gelvin Stevenson and David Rector are the directors of Fuse and, in such capacity, have shared voting and dispositive power over the securities held by Fuse.
(5)
Includes (i) 494,900 shares held directly by Ezra Green and (ii) 121,453 shares held by Carbon 612 Corporation.  Ezra Green is the sole officer and director of Carbon 612 Corporation and, in such capacity, has voting and dispositive power over the securities held by Carbon 612 Corporation.

SELLING STOCKHOLDERS

Up to 3,365,670 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders.  The selling stockholders purchased these shares in private placement transactions in 2010, 2011 and 2012 that were exempt under the registration provisions of the Securities Act.  We received a total consideration of $10,133 from the sale of these shares.   None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying any convertible securities held by that selling stockholder that are exercisable within 60 days of January 26, 2015 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 15,144,885 shares of common stock outstanding as of January 26, 2015.  Ezra Green, a selling stockholder, is also an officer and director. Beneficiaries of The Four Camps 2013 Trust, a selling stockholder, include the children of Mr. Harvey Kesner, our founder and former director.

	Ownership Before Offering		Ownership After Offering (1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Auracana LLC (2)	24,500	24,500	--	--
Benjamin Brauser	4,900	4,900	--	--
William Dealy	1,225	1,225	--	--
David Frydman	490	490	--	--
Grander Holdings, Inc. 401(k) Profit Sharing Plan (3)	24,500	24,500	--	--
Ezra Green	616,353(4)	5,000	611,353(4)	4.04%
Barry Honig	1,017,167	1,017,167	--	--
Edward Karr	24,500	24,500	--	--
Renee Kesner	22,273 (5)(6)	22,273 (5)(6)	--	--
Carol Martin	4,900	4,900	--	--
The Four Camps 2013 Trust (5)	2,229,500 (6)	2,229,500 (6)	--	--
Milo Silberstein	1,225	1,225	--	--
Stetson Capital Investments, Inc. (6)	739,500	5,000	734,500	4.85%
Andrew Uribe	490	490	--	--

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.  However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)
Glenn Kesner is the President of Auracana LLC and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.  Glenn Kesner is Harvey Kesner’s brother.

(3) (4)
Michael Brauser is the Trustee of Grander Holdings, Inc. 401(k) Profit Sharing Plan and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.
Includes (i) 494,900 shares held directly by Ezra Green and (ii) 121,453 shares held by Carbon 612 Corporation.  Ezra Green is the sole officer and director of Carbon 612 Corporation and, in such capacity, has voting and dispositive power over the securities held by Carbon 612 Corporation.

(5)	Does not include 2,229,500 shares of our common stock held by The Four Camps 2013 Trust. Renee Kesner disclaims beneficial ownership of shares held by The Four Camps 2013 Trust.
(6)
William D. Lipkind, Esq. is the Trustee of The Four Camps 2013 Trust and, in such capacity, has sole voting and dispositive power over the securities held for the account of this selling stockholder.  Beneficiaries of The Four Camps 2013 Trust include Harvey and Renee Kesner’s children.  Harvey and Renee Kesner disclaim beneficial ownership of shares held by The Four Camps 2013 Trust.  Mr. Kesner is a founder and former director of the Company.

(7)	John Stetson is the President of Stetson Capital Investments, Inc. and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized 250,000,000 shares of capital stock, par value $0.0001 per share, of which 200,000,000 are shares of common stock and 50,000,000 are shares of preferred stock.

As of January 26, 2015, we had the following issued and outstanding securities on a fully diluted basis:

●	15,144,885 shares of common stock; and
●	No shares of preferred stock

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

The Company also has director and officer indemnification agreements with each of its executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Amended and Restated Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTCQB, and thereafter at prevailing market prices or privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	conducting business in places where business practices and customs are unfamiliar and unknown;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the date of this prospectus;
●	broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any of these methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

LEGAL MATTERS

Nason, Yeager, Gerson, White & Lioce, P.A., of West Palm Beach, Florida, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

Our audited financial statements as of December 31, 2013 and 2012 have been included in this prospectus in reliance on the report of Messineo & Co CPAs LLC, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and the shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information filed by the Company with the SEC are available free of charge on the SEC’s website.  You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Ezra Green, Chief Executive Officer, Spiral Energy Tech., Inc., 5510 Merrick Road, Massapequa, New York 11758. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Spiral Energy Tech, Inc.

We have audited the accompanying balance sheets of Spiral Energy Tech, Inc. (formerly Solid Solar Energy, Inc.),  a development stage entity, as of December 31, 2013 and 2012 and the related statements of operations, stockholder's deficit and cash flows for the years then ended and for the period January 18, 2008 (date of inception) through December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spiral Energy Tech, Inc., a development stage entity, as of December 31, 2013 and 2012 and the results of its operations and its cash flows for the years then ended and for the period January 18, 2008 (date of inception) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has incurred a loss since inception, has insufficient revenue to cover operating costs or develop its operating plan, has an accumulated deficit and may be unable to raise further equity. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Messineo & Co., CPAs, LLC
Clearwater, FL
March 13, 2014, except for note 12, which date is June 10, 2014

Spiral Energy Tech, Inc.
(A Development Stage Company)
Balance Sheets

	December 31,	December 31,
	2013	2012

ASSETS
Current Assets
Cash and cash equivalents	$35,499	$5,564
Accounts receivable, net of allowance for doubtful
accounts of $0 and $0, respectively	639	-
Investments in marketable securities	216,003	-
Total Current Assets	252,141	5,564

Property and equipment, net of accumulated
depreciation of $2,873 and $1,250, respectively	28,477	23,750

TOTAL ASSETS	$280,618	$29,314

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$29,320	$-
Accrued expenses	5,000	289
Deferred taxes payable	52,602	-
Note payable	-	15,000
Total Current Liabilities	86,922	15,289

TOTAL LIABILITIES	86,922	15,289

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value
0 shares issued and outstanding	-	-
Common stock: 200,000,000 authorized; $0.0001 par value
112,083,038 and 110,430,608 shares issued and outstanding	11,208	11,043
Additional paid in capital	5,379,562	5,278,224
Unearned compensation	(5,216,773)	(5,216,773)
Accumulated other comprehensive income	102,110	-
Accumulated deficit during development stage	(82,411)	(58,469)
Total Stockholders' Equity	193,696	14,025

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$280,618	$29,314

See auditor's report and notes to the audited financial statements

Spiral Energy Tech, Inc.
(A Development Stage Company)
Statements of Operations and Comprehensive Income

	For the Year Ended December 31,		January 18, 2008 (inception) to December 31,
	2013	2012	2013

Revenues	$639	$-	$639
	639	-	639

Operating Expenses

Professional	79,470	3,300	82,770
General and administration	32,915	53,374	86,545
Depreciation and amortization	1,623	1,250	2,873
Total operating expenses	114,008	57,924	172,188

Net loss from operations	(113,369)	(57,924)	(171,549)

Other income (expense)
Interest expense	-	(162)	(289)
Gain on sale of patent	88,216	-	88,216
Gain (loss) on sale of securities	1,211	-	1,211
Net Loss	$(23,942)	$(58,086)	$(82,411)

Other comprehensive income (loss)	102,110	-	102,110
Comprehensive Income (Loss)	$78,168	$(58,086)	$19,699

Basic and dilutive loss per share	$0.00	$(0.00)

Weighted average number of
shares outstanding	111,485,447	56,377,088

See auditor's report and notes to the audited financial statements

Spiral Energy Tech, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
					Accumulated
			Additional		Other
	Common Stock		Paid in	Unearned	Comprehensive	Accumulated
	Shares	Amount	Capital	Compensation	Income (Loss)	Deficit	Total

Balance, January 18, 2008	-	$-	$-	$-	$-	$-	$-
Balance, December 31, 2009	-	-	-	-	-	-	-

Stock issued for cash:
founders on April 13, 2010, $.0011	9,200,000	920	9,200	-	-	-	10,120
investor on April 13, 2010, $.0022	45,455	5	95	-	-	-	100
investor on April 23, 2010, $.05	10,000	1	499	-	-	-	500

Balance, December 31, 2010	9,255,455	926	9,794	-	-	-	10,720

Stock issued for cash:
investor on July 3, 2011, $.05	72,000	7	3,593	-	-	-	3,600

Net loss, December 31, 2011					-	(383)	(383)

Balance, December 31, 2011	9,327,455	933	13,387	-	-	(383)	13,937

Stock issued for cash:
investor on May 29, 2012, $.10	5,000	-	500	-	-	-	500
investor on May 29, 2012, $..05	110,000	11	5,489	-	-	-	5,500
related party for cash ($100) and
services, July 20, 2012	1,000,000	100	52,074	-	-	-	52,174
Stock issued for services:
employee and consultant, June 4,2102	14,163,683	1,416	737,559	(738,975)	-	-	-
deferred compensation agreement, July 20, 2012	85,824,470	8,583	4,469,215	(4,477,798)	-	-	-

Net loss, December 31, 2012					-	(58,086)	(58,086)

Balance, December 31, 2012	110,430,608	11,043	5,278,224	(5,216,773)	-	(58,469)	14,025

Debt forgiveness, related party			15,289				15,289
Stock issued for acquisition of property, December 24, 2013	1,652,430	165	86,049	-	-	-	86,214

Net income				-	102,110	(23,942)	78,168

Balance, December 31, 2013	112,083,038	$11,208	$5,379,562	$(5,216,773)	$102,110	$(82,411)	$193,696

See auditor's report and notes to the audited financial statements

Spiral Energy Tech, Inc.
(A Development Stage Company)
Statements of Cash Flows

			January 18, 2008
			(inception)
	Year Ended		through
	December 31,		December 31,
	2013	2012	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Comprehensive income (loss)	$78,168	$(58,086)	$19,699
Adjustment to reconcile comprehensive income (loss)
to cash provided by operations:
Depreciation and amortization	1,623	1,250	2,873
Stock-based compensation	-	52,074	52,074
(Gain) Loss on sale of patents	(88,216)	-	(88,216)
(Gain) Loss on sale of marketable securities	(1,211)	-	(1,211)
Unrealized other comprehensive	(102,110)	-	(102,110)
Changes in operating assets and liabilities:			-
(Increase) decrease in operating assets:			-
Accounts receivable	(639)	-	(639)
Prepaid expenses and other assets	-	500	-
Increase (decrease) in operating liabilities:
Accounts payable	29,320	-	29,320
Accrued expenses	5,000	162	5,289
Total adjustments	(156,233)	53,986	(102,620)
Net Cash (Used in) Operating Activities	(78,065)	(4,100)	(82,921)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,500)	-	(14,500)
Net Cash (Used in) Investing Activities	(4,500)	-	(14,500)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from sale of patents	100,000	-	100,000
Paid finder’s fees, sale of patents	(50,000)	-	(50,000)
Proceeds from sale of marketable securities	62,500	-	62,500
Proceeds from issuance of stock	-	6,100	20,420
Net Cash Provided by Financing Activities	112,500	6,100	132,920

Net increase (decrease) in cash and cash equivalents	29,935	2,000	35,499
Cash and cash equivalents, beginning of period	5,564	3,564	-
Cash and cash equivalents, end of period	$35,499	$5,564	$35,499

Supplemental cash flow information
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Non-cash transactions:
Stock issued in acquisition of assets and patents	$86,214	$-	$86,214
Debt forgiven by related party	$15,289	$-	$15,289
Stock issued under contract (unearned compensation)		$5,216,773	$5,216,773

See auditor's report and notes to the audited financial statements

Spiral Energy Tech, Inc.
(fka Solid Solar Energy, Inc.)
(A Development Stage Entity)
Notes to the Audited Financial Statements
December 31, 2013 and 2012

NOTE 1. NATURE OF BUSINESS

ORGANIZATION
Spiral Energy Tech, Inc. (fka Solid Solar Energy, Inc. “The Company”) was incorporated on January 18, 2008 in the State of Nevada as a for-profit Company.  The Company was formed to provide residential users access to affordable renewable energy and initially the Company installed and maintained solar energy panel systems on residential housing units at no cost to the end user.  Revenue was derived from renewable energy credits/certificates and billing of solar converted electricity.  As of April 2013, the Company has been engaged in the distribution and installation of remote monitoring systems for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular network and potentially via microwave transmission network or satellite.

The Company is headquartered New York, New York.  The Company is a development stage company in accordance with ASC 915, Development Stage Entities.  The elected year end is December 31.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES
The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION
The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC.  The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 3 regarding the assumption that the Company is a “going concern”).  In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the years ended December 31, 2013 and 2012 and the period January 18, 2008 (date of inception) through December 31, 2013; (b) the financial position at December 31, 2013 and 2012; and (c) cash flows for the years ended December 31, 2013 and 2012 and the period January 18, 2008 (date of inception) through December 31, 2013, have been made.

DEVELOPMENT STAGE ENTITY
The Company is a development stage company as defined by section FASB ASC 915, “Development Stage Entities.”  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities.

FINANCIAL INSTRUMENTS
The Company’s balance sheet includes certain financial instruments, primarily accounts receivable, marketable securities, accounts payable and accrued expenses. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

	As of December 31, 2013 Fair Value Measuring Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Investments in Marketable Securities, available for sale	$216,003	-	-	216,003	$216,003

Total	$216,003	-	-	216,003	$216,003

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2013. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

CASH AND CASH EQUIVALENTS
For the purpose of the financial statements cash equivalents include all highly liquid investments with maturity of three months or less. Cash and cash equivalents were $35,499 and 5,564 at December 31, 2013 and 2012, respectively.

MARKETABLE SECURITIES
The Company’s marketable equity securities have been classified and accounted for as available-for-sale.  Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations at each balance sheet date.  The Company classifies its marketable equity securities as either short-term or long-term based on the nature of each security and its availability for use in current operations.  The Company’s marketable equity securities are carried at fair value, with the unrealized gains or losses reported as a component of comprehensive income.

Adjustments resulting from the change in fair value, included in accumulated other comprehensive income in shareholder’s equity, were a gain, net of tax, of $102,110 and $0 as of December 31, 2013 and 2012, respectively.

LONG-LIVED ASSETS INCLUDING OTHER ACQUIRED INTANGIBLE ASSETS
Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives, which is between 3 years for computer equipment and 5-20 years for production equipment.   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2013.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

REVENUE RECOGNITION
The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.   The Company contracts with residential households and installs the proprietary energy saving units.  Contracts include monthly contractual charges, based on historical consumption and estimated energy savings, which are invoiced monthly to be reconciled and adjusted on contractual anniversary date.  Amounts are billed in accordance with contractual agreement.

ADVERTISING
Advertising costs are expensed as incurred.  No advertising costs were incurred for the years ending December 31, 2013 and 2012.

RESEARCH AND DEVELOPMENT
The Company follows ASC 730, “Research and Development,” and expenses research and development costs when incurred.  Research and development costs include designing, prototyping and testing of product.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  No research and development costs were incurred for the years ending December 31, 2013 and 2012.

RELATED PARTIES
The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.  Related party transactions for the year ending December 31, 2013 totaled $48,039, which was due to payments of management fees to our Chief Executive Officer for $32,750 and the forgiveness of a note payable and accrued interest of $15,289.

SHARE-BASED COMPENSATION
ASC 718, “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense totaled $0 and $52,074 for the years ending December 31, 2013 and 2012, respectively.

DEFERRED INCOME TAXES AND VALUATION ALLOWANCE
The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Deferred tax liabilities totaled $52,602 and $0 as of December 31, 2013 and 2012, respectively.

NET INCOME (LOSS) PER COMMON SHARE
The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

As of December 31, 2013 and 2012, the Company had no dilutive potential common shares.

RESTRICTED STOCK
The Company issues restricted stock to consultants for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is measurable more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

RECENTLY ACCOUNTING PRONOUNCEMENTS
Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 3. GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4. MARKETABLE SECURITIES

The following table shows the Company’s available-for-sale security, received from Endeavor IP, Inc. (“ENIP”) (see Note 10) as of December 31, 2013:

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
ENIP – 300,004 common shares	$61,291	$154,712	$-	$216,003

NOTE 5. PROPERTY AND EQUIPMENT

Property consists of equipment purchased for the production of revenues.  As of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012	Estimated Service Lives in Years
Production equipment - solar photovoltaic (solar electric) system	$25,900	$25,000	5-20
Office and computer	5,450	-	3
Total property and equipment	31,350	25,000
Less accumulated depreciation	2,873	1,250
Property and equipment, net	$28,477	$23,750

Assets are depreciated over there useful lives when placed in service.  Five to twenty years is the standard useful life for our photovoltaic system.  Depreciation expense was $1,623 and $1,250 for the years ended December 31, 2013 and 2012, respectively.

NOTE 6. NOTES PAYABLE

The Company issued a promissory note payable, in the amount of $15,000, resulting from a purchase agreement with the original equipment manufacturer (“OEM”), a related party.  The note had no defined repayment date, as repayment is upon receiving government energy credits, which was considered to be realizable within one year.  There was no stated interest rate on the note.  As of December 31, 2012, the Company had accrued interest expense at the applicable federal rate, in the amount of $289, in recognition of the discount effect of the non-interest bearing arrangement.  As the expected government energy credits were not realized, the note and accrued interest in the amount of $15,289 were forgiven by the related party during the quarter ended March 31, 2013 and recorded as a contribution to equity.

NOTE 7. INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

As of December 31, 2012, the Company has a deferred tax asset, resulting from benefits of net operating loss carry forward generated from inception, which expire in varying amounts between 2031 and 2033.  Management believes it is more likely than not that the deferred tax assets will not be realized. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize deferred tax assets through future operations.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net income (loss) before provision for income taxes. The components of the income tax provision (benefit) for each of the periods presented below are as follows:

	Years Ended December 31,
	2013	2012
Current tax benefit	$(8,100)	$(19,700)
Valuation allowance	8,100	19,700
Total tax expense	$-	$-

Deferred tax asset:
	As of December 31,
	2013	2012
Balance forward	$19,900	$200
Change in deferred tax asset	8,100	19,700
Total deferred tax asset	28,000	19,900
Valuation allowance	(28,000)	(19,900)
Total tax expense	$-	$-

As of December 31, 2013 and 2012, the Company had a deferred tax liability of $52,602 and $0, respectively, attributable to the valuations (unrealized) of the marketable securities available for sale.

NOTE 8. EQUITY TRANSACTIONS

On July 30, 2012, the Company filed amended and restated articles of incorporation in order to, among other things, change its authorized shares and par value of common and preferred stock.  Shares have been retroactively restated to reflect the change in par value.

PREFERRED STOCK
The authorized preferred stock of the Company consists of 50,000,000 shares with a par value of $0.0001. There was no preferred stock issued and outstanding as of December 31, 2013 and 2012.

COMMON STOCK
The authorized common stock of the Company consists of 200,000,000 shares with a par value of $0.0001. There were 112,083,038 and 110,430,608 common shares issued and outstanding at December 31, 2013 and 2012, respectively.

Since the date of inception on January 18, 2008, the Company has issued common stock as follows:

On April 13, 2010 the Company issued 9,245,455 shares of common stock to founders in exchange for cash in the amount of $10,220.  The Company received cash in the amount of $10,120 in exchange for 9,200,000 shares of common stock ($.011 per share) and cash of $100 in exchange for 45,455 common shares ($0.022 per share).

On April 21, 2010, the Company sold 10,000 common shares to an investor, at $0.05 per share, for proceeds of $500.

On July 3, 2011, the Company sold 72,000 common shares to investors, at $0.05 per share, for proceeds of $3,600. This includes 1,000 shares sold to the Company's former sole officer and director.

On May 29, 2012, the Company sold 5,000 common shares to investors, at $0.10 per share, for proceeds of $500, and sold 110,000 common shares to investors, at $0.05 per share, for proceeds of $5,500.

On June 4, 2012, the Company issued an aggregate of 14,163,683 shares of common stock to an officer, director, and majority shareholder. As at December 31, 2012, unearned compensation, in the amount of $738,975 was recorded. The shares will vest upon the Company’s entry into a “Qualified Transaction” of $25 million, if this transaction occurs prior to June 1, 2016.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall revert back to the Company.

On July 30, 2012, the Company issued an aggregate of 85,824,470 shares to an officer, director, and our majority shareholder.  As at December 31, 2012, unearned compensation, in the amount of $4,477,798 was recorded. The shares will vest upon the Company’s entry into a “Qualified Transaction” of $25 million, if this transaction occurs prior to June 1, 2016.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall revert back to the Company.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.  The Company recognized compensation expense, in the amount of $52,074, for the difference in the fair market value of shares (based on the weighted average of shares transacted on May 29, 2012, the last trades with independent third parties) and the cash price paid.

On April 25, 2013, the Company issued 1,652,430 common shares at approximately $0.0522 per share, for the purchase of patents and other assets, for a total fair market value of $86,214.

WARRANTS AND OPTIONS
There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 9. ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table details the changes in accumulated other comprehensive income (“AOCI”) for the year ended December 31, 2013 (there was no AOCI for the year ended December 31, 2012):

	Available-For-Sale Securities	Accumulated Other Comprehensive Income
Balance at January 1, 2013	$-	$-
Available-for-sale securities, net of tax	102,110	102,110
Balance at December 31, 2013	$102,110	$102,110

The following table illustrates the disclosure of the tax effects allocated to each component of other comprehensive income, for the year ended December 31, 2013:

	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Unrealized gain on available-for-sale securities	$154,712	$52,602	$102,110

NOTE 10. NONMONETARY TRANSACTIONS

PURCHASE OF ASSETS AND INTELLECUAL PROPERTY
On April 25, 2013, the Company entered into an Intellectual Property Purchase Agreement, whereby it acquired certain assets and patents from Ragonap, Inc. (“Ragonap”) and Carbon 612 Corporation (“Carbon”), in exchange for 1,652,430 shares of the Company’s common stock. The Company issued a total of 1,652,430 shares of common stock, having a fair value of $86,214 (the fair market value of the shares exchanged), 1,404,565 common shares were issued to Ragonap and 247,865 common shares were issued to Carbon 612, a company controlled by our Chief Executive Officer.  The patents are subject to a 10% royalty on revenues with a cap of $250,000.

Assets acquired were valued on April 25, 2013, as follows:

•	Patents and trademarks, as a group	$84,364
•	Production equipment	900
•	Office equipment	950

	Total	$86,214

SALE OF INTELLECTUAL PROPERTY
On May 13, 2013, the Company finalized and closed a Patent Purchase Agreement (the "Agreement") with Endeavor IP, Inc. ("Endeavor"), a Nevada company.  Pursuant to the terms of the Agreement, the Company sold to Endeavor all of the Company's rights, title, and interest in and to certain patents, including without limitation, all extensions, continuations, provisions, derivatives and related applications thereof.  On the same day, Endeavor granted the Company a royalty-free, irrevocable, non-exclusive and world-wide license, without the right to sub-license.    In exchange for the Patents, Endeavor paid the Company $100,000 and 666,666 shares of its post-split common stock (“ENIP”). Under the terms of a Proceeds Interest Agreement, Endeavor agrees to pay twenty percent (20%) of the net proceeds from any enforcement activities or sale transaction related to the patents.  Due to the amount of cash received the sale of intellectual property to Endeavor IP is considered a monetary transaction.

GAIN ON SALE OF INTELLECTUAL PROPERTY

12/31/2013
Cash Received	$100,000
ENIP Common Shares	136,200
Total Fair Value of Sale	236,200
Costs of Sale	147,984
Gain on Sale	$88,216

Costs of sale include cash paid for commissions and finders’ fees incurred in the amount of $50,000 at September 30, 2013 and 10% of the value of ENIP common shares totaling $13,620.

NOTE 11. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS
From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 12. RELATED PARTY CONSIDERATIONS

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company does not have employment contracts with its key employees, including the officers of the Company.

The Company does not own or lease property or lease office space. The Company’s chief executive officer provides office space to the Company at no charge.

Our stock transfer agent, Equity Stock Transfer, has provided services to the Company free of charge since May 2012.  Mr. Bhansali is Equity Stock Transfer’s Chief Operating Officer.  Harvey Kesner and Renee Kesner are former control persons of Equity Stock Transfer.  The fair value of these services have commenced subsequent to December 31, 2013.

In April 2010 we issued Paradox Capital Partners, LLC 4,600,000 shares of common stock at a purchase price of $0.0011 per share.  Harvey Kesner, the sole member and manager of Paradox Capital Partners, LLC, is a founder and a former director.  Also in April 2010 we issued Mrs. Kesner 45,455 shares at a purchase price of $0.0022 per share.  Paradox Capital Partners sold 50,000 shares to an unrelated third party in a privately negotiated transaction in 2013 at a purchase price of $0.001 per share and sold the remaining 4,550,000 shares to The Four Camps 2013 Trust in June 2014 for a purchase price of $0.0011 per share.  Beneficiaries of The Four Camps 2013 Trust include Mr. Kesner’s children.  Mr. Kesner and his wife disclaim beneficial ownership of such shares.

    In May 2010, we issued Mr. Green 10,000 shares of common stock at a purchase price of $0.05 per share.

    On July 3, 2011, we issued 1,000 shares of common stock to Mr. Uribe, our former sole officer and director, at a purchase price of $0.05 per share.  Mr. Uribe resigned from all positions with us on December 27, 2011.

    On June 4, 2012, we issued an aggregate of 14,163,683 shares of common stock to Mr. Bhansali.   On June 1, 2013, we amended the terms of the grants such that all shares shall vest upon the occurrence of a “Qualified Transaction”,unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  For purposes hereof, the value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever.

    On July 30, 2012, we issued an aggregate of 85,824,470 shares to Mr. Bhansali.   On June 1, 2013, we amended the terms of the grants such that all shares shall vest upon the occurrence of a “Qualified Transaction”, unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  For purposes hereof, the value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever.

    On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share for a total of $100.

On April 25, 2013, pursuant to an Intellectual Property Purchase Agreement by and among the Company, Carbon 612 Corporation and Ragonap Enterprises, Inc., we purchased certain intellectual property, including patents and trademark rights, from Ragonap Enterprises, Inc. and Carbon 612 Corporation in consideration for (i) an aggregate of 1,652,430 shares of our common stock, consisting of 247,865 shares issued to Carbon 612 Corporation and 1,404,565 shares issued to Ragonap Enterprises, Inc. and (ii) a royalty to Ragonap Enterprises, Inc. equal to 10% of the Profit (as defined in the Intellectual Property Purchase Agreement) generated from the licensing, commercialization, exploitation, use, practice, and / or sale of the purchased patents.  Ezra Green, our Chief Executive Officer, Chief Financial Officer, Treasurer and a director is the President, Chief Executive Officer and sole Director of Carbon 612 Corporation and on the date of the transaction was a beneficial owner of 29% of Carbon 612 Corporation’s issued and outstanding common stock.

On May 30, 2013, we entered into a consulting agreement with Ragonap Enterprises, Inc. pursuant to which we agreed to pay Ragonap Enterprises, Inc. a fee of $6,625 for consulting services provided in connection with potential investment opportunities and review of the renewable energy sector and energy monitoring.

We paid Paradox Capital Partners LLC an aggregate of $23,100 in 2013 as compensation for services provided, which included consulting on business strategy and capital structure and introductions to industry contacts.   On October 21, 2013, we sold Paradox 299,994 shares of restricted common stock of Endeavor for an aggregate purchase price of $62,500, or $0.21 per share, which we used for working capital.  The sale of the restricted shares to Paradox Capital Partners LLC reflected a negotiated discount from market for shares that were not presently eligible for resale in the open market by the Company pursuant to Rule 144. . At the time of the sale, Paradox Capital Partners LLC was the only known viable prospective source of capital to the Company, the shares were not freely transferable, were legended and were unable to be sold by the Company or Paradox Capital Partners, LLC in the open market.

On March 31, 2013, a note payable and related accrued interest in the amount of $15,289 to an “other” related party was forgiven (Note 6).  The debt forgiveness agreement with Clear Skies Solar, Inc. and its wholly owned subsidiary Clear Skies Financial Corp. pursuant to which these companies forgave the $15,000 owed to them by the Company under an agreement entered into in December 2011 in exchange for a general release from claims.  Mr. Green has served as the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007.

During the year ended December 31, 2013, our Chief Executive Officer, who is also a director, received compensation in the amount of $32,750. We issued 247,865 common shares to Carbon 612 Corporation, a company controlled by our Chief Executive Officer, in connection with the purchase of certain assets from Carbon 612.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

NOTE 13. SUBSEQUENT EVENTS

    Management has evaluated subsequent events through the date the financial statements were issued and determined there are no additional items to disclose.

Spiral Energy Tech, Inc.
Balance Sheets

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$86,193	$35,499
Accounts receivable, net allowance for doubtful accounts of $0 and $0, respectively	1,278	639
Investments in marketable securities	1,125	216,003
Deferred tax	3,092	-
Total current assets	91,688	252,141

Property and equipment, net of accumulated depreciation of $4,183 and $2,873, respectively.	31,667	28,477

TOTAL ASSETS	$123,355	$280,618

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$37,382	$29,320
Accrued expenses	1,500	5,000
Deferred tax payble	-	52,602
Total Current Liabilities	38,882	86,922

TOTAL LIABILITIES	38,882	86,922

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value
0 shares issued and outstanding	-	-
Common stock: 200,000,000 shares authorized; $0.0001 par value
113,133,038 and 112,083,038 shares issued and outstanding, respectively	11,313	11,208
Additional paid-in capital	5,434,267	5,379,562
Unearned compensation	-	(5,216,773)
Accumulated other comprehensive income (loss)	(5,999)	102,110
Accumulated deficit	(5,355,108)	(82,411)
Total Stockholders' Equity	84,473	193,696

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$123,355	$280,618

The accompanying notes are an integral part of these financial statements.

F-1

Spiral Energy Tech, Inc.
Interim Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues	$213	$213	$10,075	$426

Operating Expenses
Stock-based compensation	5,271,583	-	5,271,583	-
Professional	15,497	6,250	29,052	22,500
General and administration	4,160	5,900	95,078	9,785
Depreciation and amortization	437	437	1,310	1,186
Total operating expenses	5,291,677	12,587	5,397,023	33,471

Net loss from operations	(5,291,464)	(12,374)	(5,386,948)	(33,045)

Other Income (Expense)
Gain on sale of patent	-	-	-	88,216
Gain on sale of marketable securities	-	-	114,251	-
Total other income (expense)	-	-	114,251	88,216

Net inocme (loss) before income taxes	(5,291,464)	(12,374)	(5,272,697)	55,171
Provision (benefit) for income tax	-	(4,200)	-	27,500

Net Income (Loss)	$(5,291,464)	$(8,174)	$(5,272,697)	$27,671

Other comprehensive income (loss), net of tax	(79)	235,896	(108,109)	235,896

Total Comprehensive Income (Loss)	$(5,291,543)	$227,722	$(5,380,806)	$263,567

Basic and Diluted Loss per Common Share	$(0.05)	$(0.00)	$(0.05)	$0.00

Weighted Avergage Number of Common Shares Outstanding	112,250,303	111,874,171	112,194,968	111,045,642

The accompanying notes are an integral part of these financial statements.

F-2

Spiral Energy Tech, Inc.
Interim Statement of Stockholders' Equity

			Additional		Accumulated Other
	Common Stock		Paid in	Unearned	Comprehensive	Accumulated
	Shares	Amount	Capital	Compensation	Income (Loss)	Deficit	Total

Balance, December 31, 2012	110,430,608	$11,043	$5,278,224	$(5,216,773)	$-	$(58,469)	$14,025

Debt forgiveness, related party			15,289				15,289
Stock issued for acquisition of property, December 24, 2013	1,652,430	165	86,049	-	-	-	86,214
Other comprehensive income					102,110	-	102,110
Net loss					-	(23,942)	(23,942)

Balance, December 31, 2013	112,083,038	11,208	5,379,562	(5,216,773)	102,110	(82,411)	193,696

Other comprehensive income (loss)					(108,109)	-	(108,109)
Stock issued for services:							-
related party and consultant, September 2, 2014	1,050,000	$105	$54,705		-	-	54,810
Vesting of unearned compensation				5,216,773	-	(5,272,697)	(55,924)
Net Income (Unaudited)							-

Balance, September 30, 2014 (Unaudited)	113,133,038	$11,313	$5,434,267	$-	$(5,999)	$(5,355,108)	$84,473

The accompanying notes are an integral part of these financial statements.

F-3

Spiral Energy Tech, Inc.
Interim Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2014	2013

Cash Flows From Operating Activities:
Comprehensive income (loss)	$(5,380,806)	$263,567
Adjustments to reconcile comprehensive income (loss)
to cash provided by (used in) operations:
Depreciation and amortization	1,310	1,186
Stock-based compensation	54,810	-
Stock-based compensation, vested	5,216,773
Gain on sale of patents	-	(88,216)
Gain on sale of marketable securities	(114,251)	-
Unrealized other comprehensive (income) loss	108,109	(235,896)
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Accounts receivable	(639)	(426)
Increase (decrease) in operating liabilities:
Accounts payable	8,062	1,250
Accrued expenses	(3,500)	-
Tax payable		27,500
Net Cash Used In Operating Activities	(110,132)	(31,035)

Cash Flows From Investing Activities:
Acquisition of property and equipment	(4,500)	-
Net Cash Used In Investing Activities	(4,500)	-

Cash Flows From Financing Activities:
Cash received from sale of patents	-	100,000
Paid finder's fees, sale of patents	-	(50,000)
Proceeds from sale of marketable securities	165,326	-
Net Cash Provided By Financing Activities	165,326	50,000

Net increase in cash and cash equivalents	50,694	18,965
Cash and cash equivalents at beginning of period	35,499	5,564

Cash and cash equivalents at end of period	$86,193	$24,529

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-Cash transactions:
Stock issued in acquisition of assets and patents	$-	$86,214
Debt forgiveness from related party	$-	$15,289

The accompanying notes are an integral part of these financial statements.

F-4

Spiral Energy Tech, Inc.
Notes to the Interim Financial Statements
September 30, 2014
(Unaudited)

NOTE 1. NATURE OF BUSINESSS

ORGANIZATION
Spiral Energy Tech, Inc. (fka Solid Solar Energy, Inc. “the Company”) was incorporated on January 18, 2008 in the State of Nevada as a for-profit Company.  The Company is currently focused on two business initiatives: developing and commercializing its proprietary SkyPorts drone support technology and Energy Demand Network designed to enable long distance flight required for drone-based commerce with less frequent recharging, and developing and commercializing the Company’s XTRAX® remote monitoring system for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite) separately, or in conjunction with solar system installations. From inception through April 25, 2013, the Company purchased one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system. Spiral was originally founded to focus on exploring and developing potential technology for application of holographic technology to solar energy systems but has abandoned that objective after Spiral’s planned holography expert retired.  On April 25, 2013, Spiral purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and one of its creditors.

The Company is headquartered Massapequa, New York.  The elected year end is December 31.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL STATEMENTS
The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Regulation S-X.  Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the financial statements presented not misleading.  The results of operations for such interim periods are not necessarily indicative of operations for a full year.

USE OF ESTIMATES
The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION
The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC.  The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 3 regarding the assumption that the Company is a “going concern”).

FINANCIAL INSTRUMENTS
The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

F-5

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

	As of September 30, 2014 Fair Value Measuring Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Investments in Marketable Securities, available for sale	$1,125	-	1,125	-	$1,125

Total	$1,125	-	1,125	-	$1,125

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2014. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

CASH AND CASH EQUIVALENTS
For the purpose of the financial statements cash equivalents include all highly liquid investments with maturity of three months or less. Cash and cash equivalents were $86,193 and $35,499 at September 30, 2014 and December 31, 2013, respectively.

MARKETABLE SECURITIES
The Company’s marketable equity securities have been classified and accounted for as available-for-sale.  Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations at each balance sheet date.  The Company classifies its marketable equity securities as either short-term or long-term based on the nature of each security and its availability for use in current operations.  The Company’s marketable equity securities are carried at fair value, with the unrealized gains or losses reported as a component of shareholder’s equity.

Adjustments resulting from the change in fair value, included in accumulated other comprehensive income in shareholder’s equity, were income (loss), net of tax, of ($108,109) and $235,896 as of September 30, 2014 and 2013, respectively.

LONG-LIVED ASSETS INCLUDING OTHER ACQUIRED INTANGIBLE ASSETS
Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives, which is between 3 years for computer equipment and 5-20 years for production equipment.   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at September 30, 2014.

F-6

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

REVENUE RECOGNITION
The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.   The Company contracts with residential households and installs the proprietary energy saving units.  Contracts include monthly contractual charges, based on historical consumption and estimated energy savings, which are invoiced monthly to be reconciled and adjusted on contractual anniversary date.  Amounts are billed in accordance with contractual agreement.

ADVERTISING
Advertising costs are expensed as incurred.  No advertising costs were incurred for the periods ending September 30, 2014 and 2013.

RESEARCH AND DEVELOPMENT
The Company follows ASC 730, “Research and Development,” and expenses research and development costs when incurred.  Research and development costs include designing, prototyping and testing of product.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  No research and development costs were incurred for the periods ending September 30, 2014 and 2013.

RELATED PARTIES
The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.  Related party transactions for the period ending September 30, 2014 totaled $95,210, which was due to payments of management fees to our Chief Executive Officer for $30,010, stock-based compensation to our Chief Executive Officer for $52,200, and payments to independent Directors of $13,000.

SHARE-BASED COMPENSATION
ASC 718, “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense totaled $54,810 and $0 for the periods ending September 30, 2014 and 2013, respectively.

DEFERRED INCOME TAXES AND VALUATION ALLOWANCE
The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Deferred tax assets totaled $3,092 as of September 30, 2014 and a deferred tax liability totaled $52,602 as of December 31, 2013.

F-7

NET INCOME (LOSS) PER COMMON SHARE
The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

As of September 30, 2014 and 2013, the Company had no dilutive potential common shares.

RESTRICTED STOCK
The Company issues restricted stock to consultants for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is measurable more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

RECENTLY ACCOUNTING PRONOUNCEMENTS
In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce data maintenance and, for those entities subject to audit, audit costs by eliminating the requirement for development stage entities to present inception-to-date information in the statements of income, cash flows, and shareholder equity.   Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915.  The Company has adopted this standard and will not report inception to date financial information.

In May 2014, FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers.   The revenue recognition standard affects all entities that have contracts with customers, except for certain items. The new revenue recognition standard eliminates the transaction-and industry-specific revenue recognition guidance under current GAAP and replaces it with a principle-based approach for determining revenue recognition.  Public entities are required to adopt the revenue recognition standard for reporting periods beginning after December 15, 2016, and interim and annual reporting periods thereafter. Early adoption is not permitted for public entities.  The Company has reviewed the applicable ASU and has not, at the current time, quantified the effects of this pronouncement, however it believes that there will be no material effect on the financial statements.

In June 2014, FASB issued Accounting Standards Update (ASU) No. 2014-12 Compensation — Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.  A performance target in a share-based payment that affects vesting and that could be achieved after the requisite service period should be accounted for as a performance condition under Accounting Standards Codification (ASC) 718, Compensation — Stock Compensation. As a result, the target is not reflected in the estimation of the award’s grant date fair value. Compensation cost would be recognized over the required service period, if it is probable that the performance condition will be achieved.  The guidance is effective for annual periods beginning after 15 December 2015 and interim periods within those annual periods. Early adoption is permitted.  Management has reviewed the ASU and believes that they currently account for these awards in a manner consistent with the new guidance, therefore there is no anticipation of any effect to the financial statements.

In August 2014, FASB issued Accounting Standards Update (ASU) No. 2014-15 Preparation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.    Under generally accepted accounting principles (GAAP), continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. If and when an entity’s liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting in accordance with Subtopic 205-30, Presentation of Financial Statements—Liquidation Basis of Accounting. Even when an entity’s liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. In those situations, financial statements should continue to be prepared under the going concern basis of accounting, but the amendments in this Update should be followed to determine whether to disclose information about the relevant conditions and events.  The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.  The Company will evaluate the going concern considerations in this ASU, however, at the current period, management does not believe that it has met conditions which would subject these financial statements for additional disclosure.

F-8

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 3. GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company has considered ASU 2014-15 in consideration of reporting requirements of the going concern financial statements.

NOTE 4. MARKETABLE SECURITIS

The following table shows the Company’s available-for-sale security, received from Endeavor IP, Inc. (“ENIP”) (see Note 10) as of September 30, 2014:

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
ENIP – 50,000 common shares	$10,215	$-	$9,090	$1,125

NOTE 5. PROPERTY AND EQUIPMENT

Property consists of equipment purchased for the production of revenues.  As of September 30, 2014 and 2013:

	September 30, 2014	December 31, 2013	Estimated Service Lives in Years
Production equipment	$25,900	$25,000	5-20
Office and computer	9,950	5,450	3
Total property and equipment	35,850	31,350
Less accumulated depreciation	4,183	2,873
Property and equipment, net	$31,667	$28,477

Assets are depreciated over there useful lives when placed in service.  Depreciation expense was $1,310 and $1,186 for the periods ending September 30, 2014 and 2013, respectively.

NOTE 6. NOTES PAYABLE

The Company issued a promissory note payable, in the amount of $15,000, resulting from a purchase agreement with the original equipment manufacturer (“OEM”), a related party.  The note had no defined repayment date, as repayment is upon receiving government energy credits, which was considered to be realizable within one year.  There was no stated interest rate on the note.  As of December 31, 2012, the Company had accrued interest expense at the applicable federal rate, in the amount of $289, in recognition of the discount effect of the non-interest bearing arrangement.  As the expected government energy credits were not realized, the note and accrued interest in the amount of $15,289 were forgiven by the related party during the quarter ended March 31, 2013 and recorded as a contribution to equity.

F-9

NOTE 7. INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

As of December 31, 2013, the Company has a deferred tax asset, resulting from benefits of net operating loss carry forward generated from inception, which expire in varying amounts between 2031 and 2033.  Management believes it is more likely than not that the deferred tax assets will not be realized. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize deferred tax assets through future operations.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net income (loss) before provision for income taxes. As of December 31, 2013 there was approximately $28,000 in deferred tax assets, which were off-set by an equal valuation allowance.

The Company has not taken positions contrary to the Internal Revenue Code, however, the tax years of 2010 through 2013 remain subject to audit by the Internal Revenue Service.

As of September 30, 2014 and December 31, 2013 the Company had a deferred tax asset of $3,092 and deferred tax liability of $52,602, respectively, attributable to the valuations (unrealized) of the marketable securities available for sale.

NOTE 8. EQUITY TRANSACTIONS

On July 30, 2012, the Company filed amended and restated articles of incorporation in order to, among other things, change its authorized shares and par value of common and preferred stock.  Shares have been retroactively restated to reflect the change in par value.

PREFERRED STOCK
The authorized preferred stock of the Company consists of 50,000,000 shares with a par value of $0.0001. There was no preferred stock issued and outstanding as of September 30, 2014 and December 31, 2013.

COMMON STOCK
The authorized common stock of the Company consists of 200,000,000 shares with a par value of $0.0001. There were 112,083,038 common shares issued and outstanding at September 30, 2014 and December 31, 2013.

Since the date of inception on January 1, 2013, the Company has issued common stock as follows:

•	On April 25, 2013, the Company issued 1,652,430 common shares at approximately $0.0522 per share, for the purchase of patents and other assets, for a total fair market value of $86,214.

•	On September 2, 2014, the Company issued 1,000,000 common shares at approximately $0.0522 per share, to an officer and director of the company for compensation valued at $52,200.

•	On September 2, 2014, the Company issued 50,000 common shares at approximately $0.0522 per share, to a vendor for services valued at $2,610.

•
On September 8, 2014, shares previously issued to former Officer, valued at $5,216,773, were deemed fully vested upon the qualifying event and were recognized as an expense in the quarter ending September 30, 2014.

WARRANTS AND OPTIONS
There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 9. ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table details the changes in accumulated other comprehensive income (“AOCI”) for the period ended September 30, 2014 (there was no AOCI for the period ended June 30, 2013):

Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2014	$102,110
Other comprehensive loss on available-for-sale securities, net of tax	(108,109)
Balance at September 30, 2014	$(5,920)

The following table illustrates the disclosure of the tax effects allocated to each component of other comprehensive income, for the period ended September 30, 2014:

	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount
Unrealized loss on available-for-sale securities	$(9,090)	$(3,091)	$(5,999)

F-10

NOTE 10. NONMONETARY TRANSACTIONS

PURCHASE OF ASSETS AND INTELLECUAL PROPERTY
On April 25, 2013, the Company entered into an Intellectual Property Purchase Agreement, whereby it acquired certain assets and patents from Ragonap, Inc. (“Ragonap”) and Carbon 612 Corporation (“Carbon”), in exchange for 1,652,430 shares of the Company’s common stock. The Company issued a total of 1,652,430 shares of common stock, having a fair value of $86,214 (the fair market value of the shares exchanged), 1,404,565 common shares were issued to Ragonap and 247,865 common shares were issued to Carbon 612, a company controlled by our Chief Executive Officer.  The patents are subject to a 10% royalty on revenues with a cap of $250,000.

Assets acquired were valued on April 25, 2013, as follows:

•	Patents and trademarks, as a group	$84,364
•	Production equipment	900
•	Office equipment	950
	Total	$86,214

The Company had purchased the patent from Carbon 612 Corporation for the purposes of using the patented technology in its own installations and operations.  As the license is irrevocable, it shall be able to continue to develop the XTRAX® system if the patents are transferred or sold to a third party.    However, the patent describes methods that are believed to be used by numerous larger and substantially better capitalized companies in their solar and other installations.  The company has no expertise in patent enforcement, which could take many years and cost hundreds of thousands of dollars.  The Company sold the right to enforce the patent to ENIP, a company that is involved in the enforcement of patents, after review with management and outside counsel that the intellectual property rights and the devices were used by third parties.  Experts and enforcement/litigation counsel reviewed the patents and concluded that several entities potentially infringe the patent.  ENIP presently has brought actions against two major utilities (Con Edison Solutions, Inc. and Tucson Electric Power Company) and during May 2014 granted one license under which we are entitled to receive 20% of the net proceeds (after payment of legal fees and expenses), or approximately $30,000.

SALE OF INTELLECTUAL PROPERTY
On May 13, 2013, the Company finalized and closed a Patent Purchase Agreement (the "Agreement") with Endeavor IP, Inc. ("Endeavor"), a Nevada company.  Pursuant to the terms of the Agreement, the Company sold to Endeavor all of the Company's rights, title, and interest in and to certain patents, including without limitation, all extensions, continuations, provisions, derivatives and related applications thereof.  On the same day, Endeavor granted the Company a royalty-free, irrevocable, non-exclusive and world-wide license, without the right to sub-license.    In exchange for the Patents, Endeavor paid the Company $100,000 and 666,666 shares of its post-split common stock (“ENIP”). Under the terms of a Proceeds Interest Agreement, Endeavor agrees to pay twenty percent (20%) of the net proceeds from any enforcement activities or sale transaction related to the patents.  Due to the amount of cash received the sale of intellectual property to Endeavor IP is considered a monetary transaction.

Gain on sale of intellectual property was $88,216.  Costs of sale include cash paid for commissions and finders’ fees incurred in the amount of $50,000 at September 30, 2013 and 10% of the value of ENIP common shares totaling $13,620.

NOTE 11. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS
From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 12. RELATED PARTY CONSIDERATIONS

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

F-11

The Company does not have employment contracts with its key employees, including the officers of the Company.

In April 2010 we issued Paradox Capital Partners, LLC 4,600,000 shares of common stock at a purchase price of $0.0011 per share.  Harvey Kesner, the sole member and manager of Paradox Capital Partners, LLC, is a founder and a former director.  Also in April 2010 we issued Mrs. Kesner 45,455 shares at a purchase price of $0.0022 per share.  The Company was organized in 2008 by Mr. Kesner and his son.   Paradox Capital Partners sold 50,000 shares to an unrelated third party in a privately negotiated transaction in 2013 at a purchase price of $0.001 per share and sold the remaining 4,550,000 shares to The Four Camps 2013 Trust in June 2014 for a purchase price of $0.0011 per share.  Beneficiaries of The Four Camps 2013 Trust include Mr. Kesner’s children.  Mr. Kesner and his wife disclaim beneficial ownership of such shares.

In September 2014 and April 2010, we issued Mr. Green 1,000,000 and 10,000 shares of common stock at a purchase price of $0.0522 and $0.05 per share, respectively.

On July 3, 2011, we issued 1,000 shares of common stock to Mr. Uribe, our former sole officer and director, at a purchase price of $0.05 per share.  Mr. Uribe resigned from all positions with us on December 27, 2011.

Equity Stock Transfer has provided transfer agent services to the Company since May 2012.  As of September 30, 2014, the Company has paid Equity Stock Transfer $2,930 and a remaining $270 is outstanding.  Mr. Bhansali is a control person of Equity Stock Transfer and Harvey and Renee Kesner are former control persons.

During the period ended September 30, 2014 and the year ended December 31, 2013, our Chief Executive Officer, who is also a director, received cash and stock-based compensation in the amount of $82,210 and $32,750, respectively.  We issued 247,865 common shares to Carbon 612 Corporation, a company controlled by our Chief Executive Officer, in connection with the purchase of certain assets from Carbon 612.  Additionally, a note payable and related accrued interest in the amount of $15,289 to an “other” related party was forgiven (Note 6).

We paid Paradox Capital Partners LLC an aggregate of $23,100 in 2013 as compensation for services provided, which included consulting on business strategy and capital structure and introductions to industry contacts.   On October 21, 2013, we sold Paradox 299,994 shares of restricted common stock of Endeavor for an aggregate purchase price of $62,500, or $0.21 per share, which we used for working capital.  The sale of the restricted shares to Paradox Capital Partners LLC reflected a negotiated discount from market for shares that were not presently eligible for resale in the open market by the Company pursuant to Rule 144.  At the time of the sale, Paradox Capital Partners LLC was the only known viable prospective source of capital to the Company, the shares were not freely transferable, were legended and were unable to be sold by the Company or Paradox Capital Partners, LLC in the open market.

During July 2014, we paid Paradox Capital Partners LLC $1,048 for a 10% commission on royalty revenues of $10,485, we received from Endeavor in June 2014.

On September 8, 2014, shares previously issued to former Officer, Mr. Bhansali, valued at $5,216,773, were deemed fully vested upon the qualifying event and were recognized as an expense in the quarter ending September 30, 2014.

NOTE 13. SUBSEQUENT EVENTS

On October 1, 2014, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Fuse Energy, Inc., a Nevada corporation (“Fuse”), and Spiral Acquisition Sub, Inc., Fuse’s newly formed, wholly-owned Nevada subsidiary (“Acquisition Sub”). Upon closing of the transactions contemplated under the Merger Agreement (the “Merger”), which occurred concurrently with entering into the Merger Agreement, Acquisition Sub merged with and into the Company, and the Company, as the surviving entity, became a 51% majority-owned subsidiary of Fuse.

Pursuant to the terms and conditions of the Merger:

●
Mohit Bhansali cancelled his outstanding shares of common stock (97,988,153 shares) and received a payment of $30,000 and a restricted stock grant equal to 10,000 shares of Fuse’s common stock under Fuse’s 2014 Equity Incentive Plan for services provided.

F-12

●
At the closing of the Merger, 51% of the outstanding shares of the Company were canceled and exchanged for an aggregate of 150,000,000 newly issued shares of common stock of Fuse, (the “Fuse Common Stock”) or, at the election of any holder who, as a result of receiving shares of Fuse’s Common Stock in connection with the Merger would hold in excess of 5% of the issued and outstanding shares of Fuse’s Common Stock, shares of Fuse’s Series C Convertible Preferred Stock.

●	Fuse was issued 7,723,892 shares of common stock of the Company, which represent 51% of the Company’s issued and outstanding common stock.

●
Upon the closing of the Merger, (i) the former officers of Fuse resigned (with the exception of former Chief Executive Officer Brian Tuffin, who continued to serve as Fuse’s Principal Executive, Financial and Accounting Officer through the filing of Fuse’s Annual Report with the SEC on January 16, 2015), and (iii) simultaneously with the effectiveness of the Merger, Ezra Green was appointed as Fuse’s Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

●	On October 27, 2014, the former directors of Fuse resigned and Ezra Green and Gelvin Stevenson were appointed as directors of Fuse.

Management has evaluated subsequent events through the date the financial statements were issued and determined there are no additional items to disclose.

F-13

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$128.11
Legal fees and expenses	$37,500.00
Accounting fees and expenses	$15,000.00
Miscellaneous	$0.00
TOTAL	$52,628.00

Item 14.  Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

The Company also has director and officer indemnification agreements with each of its executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

In 2012, we sold 110,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $5,500 and 5,000 shares of common stock to investors at the purchase price of $0.10 per share for total proceeds of $500.

On June 4, 2012, we issued 14,163,683 shares of restricted common stock to Mr. Bhansali, and on July 30, 2012, we issued an additional 85,824,470 shares of restricted common stock to Mr. Bhansali. On June 1, 2013, we amended the terms of the grants such that all shares shall vest upon the occurrence of certain qualifying events related to a merger or reorganization of the Company or certain acquisitions or dispositions of the Company’s assets. On September 8, 2014 the board of directors determined that the shares should vest effective immediately.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

On April 25, 2013, pursuant to an Intellectual Property Purchase Agreement by and among the Company, Carbon 612 Corporation and Ragonap Enterprises, Inc., we purchased certain intellectual property, including patents and trademark rights, from Ragonap and Carbon 612 Corporation in consideration for (i) an aggregate of 1,652,430 shares of our common stock, consisting of 247,865 shares issued to Carbon 612 Corporation and 1,404,565 shares issued to Ragonap and (ii) a royalty to Ragonap equal to 10% of the Profit (as defined in the Intellectual Property Purchase Agreement) generated from the licensing, commercialization, exploitation, use, practice, and / or sale of the purchased patents.  Ezra Green, our Chief Executive Officer, Chief Financial Officer, Treasurer and a director is the President, Chief Executive Officer and sole Director of Carbon 612 Corporation and on the date of the transaction was a beneficial owner of 29% of Carbon 612 Corporation’s issued and outstanding common stock.

On September 2, 2014 we issued 1,000,000 shares of common stock to Ezra Green as compensation for services.

On September 2, 2014, we issued 50,000 shares of common stock to a vendor as compensation for services.

On October 1, 2014 we issued 7,723,892 shares of common stock to Fuse pursuant to the Merger Agreement by and among the Company, Fuse and Fuse’s wholly owned subsidiary, Acquisition Sub. Upon the closing of the transactions contemplated under the Merger Agreement, which occurred concurrently with entering into the Merger Agreement, we merged with and into Acquisition Sub, and, as the surviving entity, became a 51% majority-owned subsidiary of Fuse.

The issuances described above were deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b)           Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Massapequa, State of New York on the 11th day of February, 2015.

SPIRAL ENERGY TECH., INC. (Registrant)

By:	/s/ Ezra Green
	Name:	Ezra Green
	Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ezra Green his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ezra Green	Chief Executive Officer, Chief Financial Officer, Treasurer (Principal Accounting Officer), and Director	February 11, 2015
Ezra Green

/s/ *	Director	February 11, 2015
Gelvin Stevenson

*Executed on February 11, 2015 by Ezra Green as attorney-in-fact under power of attorney granted in the Registration Statement previously filed on March 21, 2014.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1*	Agreement and Plan of Merger dated as of October 1, 2014 by and among Fuse Science, Inc., Spiral Acquisition Sub, Inc. and Spiral Energy Tech, Inc.
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
3.2	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on August 16, 2012)
3.3	Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the amended Registration Statement on Form S-1 filed on December 19, 2013)
3.4	Bylaws (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 filed on August 16, 2012)
5.1**	Opinion of Nason, Yeager, Gerson, White & Lioce, P.A.
10.1	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
10.2
Agreement of Sale by and among Solid Solar Energy, Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated December 9, 2011 (Incorporated by reference to Exhibit 10.2 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.3***
Restricted Stock Agreement by and between Solid Solar Energy, Inc. and Mohit Bhansali, dated June 4, 2012 (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.4***
Restricted Stock Agreement by and between Solid Solar Energy, Inc. and Mohit Bhansali, dated July 30, 2012 (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.5***
Management Equity Subscription Agreement by and between Solid Solar Energy, Inc. and Mohit Bhansali, dated July 30, 2012 (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.6
Intellectual Property Purchase Agreement by and among Solid Solar Energy, Inc., Ragonap Enterprises, Inc. and Carbon 612 Corporation, dated April 25, 2013 (Incorporated by reference to Exhibit 10.6 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.7	Form of Lockup Agreement (Incorporated by reference to Exhibit 10.7 to the amended Registration Statement on Form S-1 filed on August 7, 2013)
10.8
Patent Assignment Agreement by and between Solid Solar Energy, Inc. and Ragonap Enterprises, Inc. dated April 25, 2013 (Incorporated by reference to Exhibit 10.8 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.9
Trademark Assignment Agreement by and between Solid Solar Energy, Inc. and Carbon 612 Corporation, dated April 25, 2013 (Incorporated by reference to Exhibit 10.9 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.10
Patent Purchase Agreement by and among Solid Solar Energy, Inc., Finishing Touches Home Goods, Inc. and IP Acquisition Sub I, Inc., dated May 13, 2013 (Incorporated by reference to Exhibit 10.10 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.11
Proceeds Interest Agreement by and among Solid Solar Energy, Inc., Finishing Touches Home Goods, Inc. and IP Acquisition Sub I, Inc., dated May 13, 2013 (Incorporated by reference to Exhibit 10.11 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.12
Consulting Agreement by and between Spiral Energy Tech., Inc. and Ragonap Enterprises, Inc., dated May 30, 2013 (Incorporated by reference to Exhibit 10.12 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.13***	First Amendment to June 4, 2012 Restricted Stock Agreement (Incorporated by reference to Exhibit 10.13 to the amended Registration Statement on Form S-1 filed on August 7, 2013)
10.14***	First Amendment to July 30, 2012 Restricted Stock Agreement (Incorporated by reference to Exhibit 10.14 to the amended Registration Statement on Form S-1 filed on August 7, 2013)
10.15
Debt Forgiveness Agreement by and among Spiral Energy Tech., Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated March 31, 2013 (Incorporated by reference to Exhibit 10.15 to the amended  Registration Statement on Form S-1 filed on March 21, 2014)

10.16
Addendum to Debt Forgiveness Agreement by and among Spiral Energy Tech., Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated March 31, 2013 (Incorporated by reference to Exhibit 10.16 to the amended  Registration Statement on Form S-1 filed on March 21, 2014)

10.17	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.17 to the amended Registration Statement on Form S-1 filed on December 19, 2013)
10.18	Stock Purchase Agreement between Spiral Energy Tech., Inc. and Paradox Capital Partners, LLC, dated October 21, 2013
10.19*	Separation and Consulting Agreement by and among Spiral Energy, Tech., Inc., Fuse Science, Inc., and Mohit Bhansali, dated October 1, 2014
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
23.1*	Consent of Messineo & Co. CPAs LLC
23.2**	Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (Included in Exhibit 5.1)
24.1	Power of Attorney (Included on the signature page to the amended Registration Statement on Form S-1 filed on March 21, 2014)

*    Filed herein.
**   To be filed by amendment.
*** Management contract or compensatory plan or arrangement.